Exhibit 4.1

EXECUTION VERSION

KFC HOLDING CO.,

PIZZA HUT HOLDINGS, LLC,

TACO BELL OF AMERICA, LLC,
as Issuers,

the GUARANTORS
party hereto

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

$1,050,000,000 5.00% Senior Notes due 2024
$1,050,000,000 5.25% Senior Notes due 2026

INDENTURE

Dated as of June 16, 2016

i

Section 12.06. Rules by Trustee, Paying Agent and Registrar	140
Section 12.07. Legal Holidays	140
Section 12.08. Governing Law	140
Section 12.09. Jurisdiction	140
Section 12.10. Waivers of Jury Trial	140
Section 12.11. USA PATRIOT Act	141
Section 12.12. No Recourse Against Others	141
Section 12.13. Successors	141
Section 12.14. Multiple Originals	141
Section 12.15. Table of Contents; Headings	141
Section 12.16. Force Majeure	141
Section 12.17. Severability	142
Section 12.18. Trust Indenture Act	142

Exhibit A	Form of Global Restricted Note
Exhibit B	Form of Supplemental indenture
Exhibit C	Form of Certificate to be Delivered Upon Termination of Restricted Period
Exhibit D	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit E	Form of Non-Disturbance Agreement

Schedule A	China Entities
Schedule B	China Entities designated as Unrestricted Subsidiaries on the Issue Date

INDENTURE dated as of June 16, 2016, among KFC Holding Co., a Delaware corporation, Pizza Hut Holdings, LLC, a Delaware limited liability company, and Taco Bell of America, LLC, a Delaware limited liability company, as co-issuers (together, the “Issuers” and each, with its permitted assigns and successors individually, an “Issuer”), the Guarantors party hereto from time to time and The Bank of New York Mellon Trust Company, N.A., as trustee.

W I T N E S S E T H:

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) their $1,050,000,000 5.00% Senior Notes due 2024 (the “2024 Initial Notes”), and their $1,050,000,000 5.25% Senior Notes due 2026 (the “2026 Initial Notes” and, together with the 2024 Initial Notes, the “Initial Notes”), each as issued on the date hereof, and (ii) any additional 2024 Notes (the “2024 Additional Notes”) and any additional 2026 Notes (the “Additional 2026 Notes” and, together with the 2024 Additional Notes, the “Additional Notes”, and together with the Initial Notes, the “Notes” or the “Securities”) that may be issued after the Issue Date;

WHEREAS, the Issuers and the Guarantors have duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of the Issuers and (ii) to make this Indenture a valid agreement of the Issuers and each Guarantor have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

Article 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.                          Definitions.

“2024 Additional Notes” has the meaning ascribed to such term in the first recital paragraph of this Indenture.

“2024 Initial Notes” has the meaning ascribed to such term in the first recital paragraph of this Indenture.

“2024 Notes” means the 2024 Initial Notes and any 2024 Additional Notes.

“2026 Additional Notes” has the meaning ascribed to such term in the first recital paragraph of this Indenture.

“2026 Initial Notes” has the meaning ascribed to such term in the first recital paragraph of this Indenture.

“2026 Notes” means the 2026 Initial Notes and any 2026 Additional Notes.

“Acquired Indebtedness” means Indebtedness (a) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (b) assumed in connection with the acquisition of assets from such Person, or (c) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with a Company or any Restricted Subsidiary, in each case, whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of a Company or such acquisition, merger, amalgamation, consolidation or combination.  Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (c) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination.

“Additional Assets” means:

(a)                                 any property or assets (other than Capital Stock) used or to be used by a Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b)                                 the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by a Company or a Restricted Subsidiary of a Company; or

(c)                                  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Companies.

“Additional Notes” has the meaning ascribed to such term in the first recital paragraph of this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note to be redeemed, the greater of (A) 1.0% of the principal amount of such Note and (B) on any Redemption Date, the excess (to the extent positive) of:

(a)                                 the present value at such Redemption Date of (i) the redemption price of such Note at June 1, 2019, in the case of the 2024 Notes, or June 1, 2021, in the case of the 2026 Notes (such redemption price (expressed as a percentage of principal amount) being set forth in the table in Section 5.07(e), in the case of the 2024 Notes, or Section 5.08(e), in the case of the 2026 Notes (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the Redemption Date using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over

(b)                                 the outstanding principal amount of such Note;

in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Applicable Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the Redemption Date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuers in good faith)) most nearly equal to the period from the Redemption Date to June 1, 2019, in the case of the 2024 Notes, or June 1, 2021, in the case of the 2026 Notes; provided, however, that if the period from the Redemption Date to June 1, 2019, in the case of the 2024 Notes, or June 1, 2021, in the case of the 2026 Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)                                 the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of any Company or any Restricted Subsidiary (in each case other than Capital Stock of a Company) (each referred to in this definition as a “disposition”); or

(b)                                 the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 3.02 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(i)                                     a disposition by a Company or a Restricted Subsidiary to a Company or a Restricted Subsidiary;

(ii)                                  a disposition of cash, Cash Equivalents or Investment Grade Securities;

(iii)                               a disposition of inventory or other assets in the ordinary course of business or consistent with past practice (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business or consistent with past practice);

(iv)                              a disposition of obsolete, surplus or worn out property, equipment or other assets or property, equipment or other assets that are no longer used or useful in the conduct of the business of the Companies and their Restricted Subsidiaries;

(v)                                 transactions subject to, and permitted under Section 4.01 hereof or a transaction that constitutes a Change of Control;

(vi)                              an issuance of Capital Stock by a Restricted Subsidiary to a Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(vii)                           any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuers) of less than $35.0 million;

(viii)                        any Restricted Payment that is permitted to be made, and is made, under Section 3.03 and the making of any Permitted Payment or Permitted Investment;

(ix)                              dispositions in connection with Liens permitted under Section 3.06 including dispositions resulting from the foreclosure of any such Liens;

(x)                                 dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(xi)                              the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice;

(xii)                           foreclosure, condemnation or any similar action with respect to any property or other assets;

(xiii)                        the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(xiv)                       any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary (other than a China Entity);

(xv)                          any sale, transfer, distribution or other disposition of Capital Stock of YUM China or the Capital Stock, assets or properties of the China Entities, provided that any such sale, transfer, distribution or other disposition shall only be permitted pursuant to this clause (xv) if (A) such sale, transfer, distribution or other disposition shall provide for license or franchising fee arrangements that, taken as a whole, are not materially adverse to Holders of Notes than those described with respect to the China Spin-Off in the Offering Memorandum, as conclusively determined by the Issuers in good faith or (B) the Consolidated Total Leverage Ratio of the Companies and their Restricted Subsidiaries, on a pro forma basis after giving effect to such sale, transfer, distribution or other disposition and any license or franchising fee arrangements entered into in connection with such transaction or the China Spin-Off and any related retirement of Indebtedness, would not be greater than the Consolidated Total Leverage Ratio of the Companies and their Restricted Subsidiaries immediately prior to such transaction;

(xvi)                       any sale of assets for fair market value to any China Entity in anticipation of and in connection with the China Spin-Off; provided that the aggregate fair market value of the assets being disposed pursuant to this clause (xvi) (excluding any assets being disposed of at such time pursuant to other exemptions from this covenant) does not exceed $35.0 million;

(xvii)                    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than a Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(xviii)                 (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(xix)                       any disposition of Securitization Assets, or participations therein, in connection with any Permitted Receivables Financing, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(xx)                          any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by a Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;

(xxi)                       dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(xxii)                    any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(xxiii)                 the unwinding of any Hedging Obligations pursuant to its terms;

(xxiv)                the surrender or waiver of any contractual rights and the settlement or waiver of any contractual or litigation claims in each case in the ordinary course of business; and

(xxv)                   sales, transfers, leases or other dispositions of restaurants and related assets to franchisees (or Persons who become franchisees as a result of such transaction), including through the sale of Equity Interests of Persons owning such assets; provided that the aggregate fair market value of all owned real property relating to Taco Bell restaurants and related assets sold, transferred or otherwise disposed of to franchisees pursuant to this clause (xxv) shall not exceed $300.0 million in the aggregate.

“Associate” means (i) any Person engaged in a Similar Business of which the Companies or their Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by any Company or any Restricted Subsidiary.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (a) with respect to any corporation or limited liability company, the board of directors or managers, as applicable, of the corporation or limited liability company, or any duly authorized committee thereof; (b) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (c) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.  Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect of the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or the jurisdiction of the place of payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided, for the avoidance of doubt, that (A) any obligations of the Companies and their Restricted Subsidiaries either existing on the date of this Indenture or created prior to the recharacterization described below that were not included on the consolidated balance sheet of the Companies (or the Parent) as Capitalized Lease Obligations and that are subsequently recharacterized as Capitalized Lease Obligations due to a change in GAAP, shall for purposes of this Indenture not be treated as Capitalized Lease Obligations or Indebtedness and (B) any new lease that requires less than $1.0 million in annual rent shall be conclusively presumed to be an operating lease and not a Capitalized Lease Obligation.

“Cash Equivalents” means:

(a)                                 (i) United States dollars, Canadian dollars, Euro or any national currency of any member state of the European Union; or (ii) any other foreign currency held by the Companies and the Restricted Subsidiaries in the ordinary course of business;

(b)                                 securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of the foregoing (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(c)                                  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (i) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(d)                                 repurchase obligations for underlying securities of the types described in clauses (b), (c) and (g) entered into with any bank meeting the qualifications specified in clause (c) above;

(e)                                  commercial paper rated at least (A) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers) maturing within one year after the date of creation thereof, or in each case, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt;

(f)                                   marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(g)                                  readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers) with maturities of not more than two years from the date of acquisition;

(h)                                 readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers) with maturities of not more than two years from the date of acquisition;

(i)                                     Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers);

(j)                                    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(k)                                 Indebtedness or Preferred Stock issued by Persons with a rating of (i) “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers) with maturities of 24 months or less from the date of acquisition, or (ii) “A-” or higher from S&P or “A-3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuers) with maturities of 12 months or less from the date of acquisition;

(l)                                     bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(m)                             interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (a) through (l) above; and

(n)                                 credit card receivables and debit card receivables in the ordinary course of business or consistent with past practice, so long as such are considered cash equivalents under GAAP and are so reflected on such Company’s balance sheet.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (a) through (h) and clauses (j), (k), (l) and (m) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (m) and in this paragraph.  Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.  For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposed under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transfers of funds, treasury, depository, credit or debit card, purchasing card, and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“Change of Control” means:

(a)                                 the Issuers become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent;

(b)                                 at any time, any of the Issuers cease to be directly or indirectly wholly owned by Parent (except as permitted in connection with the disposition of any Issuer under Section 4.01); or

(c)                                  the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the properties and assets of the Companies and their Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or a Company.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control solely as a result of Parent becoming a direct or indirect wholly owned subsidiary of (i) a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Parent’s Voting Stock immediately prior to that transaction (and such holders of Parent’s Voting Stock immediately prior to such transaction would not have otherwise caused a Change of Control) or (ii) another company (whether Parent is directly owned by such company or indirectly through other subsidiaries of such company); provided that no “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) is the

“beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than a majority of the total voting power of the Voting Stock of such company.

“China Entities”  means YUM China and all of the Subsidiaries, whether direct or indirect, of the Companies and any other entities that are expected to be spun-off from the Companies in the China Spin-Off, as specified on Schedule A hereto, and any other Subsidiary, whether direct or indirect, of the Companies or any other entity that is included in the China Spin-Off that does not own any material operating assets relating to other businesses outside of China and the inclusion of which, as conclusively determined by the Issuers in good faith, would not have a material adverse effect on the Holders of the Notes.

“China Spin-Off” means the distribution of the Capital Stock of YUM China by the Companies and their Restricted Subsidiaries to Parent which in turn will affect a “spin-off” by distributing such Capital Stock to the holders of the Parent’s common stock, at which point YUM China will become a separate, independent publicly traded company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies” refers to the Issuers and the Specified Guarantors and their respective successors and assigns.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries on a consolidated basis (or, in the case of the Companies, the Companies and their Restricted Subsidiaries on a combined basis) for such period:

(a)                                 increased (without duplication) by:

(i)                                     provision for taxes based on income or profits or capital, including state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus, without duplication, the amount of any distributions actually made to any Parent Entity in respect of such period pursuant to Section 3.03(b)(viii)(A) (in respect of Related Taxes) or Section 3.03(b)(viii)(C); plus

(ii)                                  Fixed Charges of such Person and its Restricted Subsidiaries for such period (including (x) net losses from any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (A) through (G) in clause (a) thereof), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)                               Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)                              any (x) Transaction Expenses and (y) expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the Credit Agreement, any other Credit Facilities and any Securitization Fees, and (ii) any amendment or other modification of the Notes, the Credit Agreement, any other Credit Facilities, any Securitization Fees, any other Indebtedness permitted to be Incurred under this Indenture or any Equity Offering, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(v)                                 the amount of any restructuring charge or reserve, integration costs or costs related to the closure and/or consolidation of facilities and existing lines of business that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date; plus

(vi)                              any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(vii)                           the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(viii)                        any costs or expense incurred by a Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of a Company or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of a Company solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (C) of Section 3.03(a) hereof; plus

(ix)                              rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in cash during such period over and above rent expense as determined in accordance with GAAP); plus

(x)                                 any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (“Topic 810”); plus

(xi)                              realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Companies and their Restricted Subsidiaries; plus

(xii)                           net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(xiii)                        the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Permitted Receivables Financing; plus

(xiv)                       cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent noncash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; and

(b)                                 decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Companies and their Restricted Subsidiaries; plus (c) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements, plus (d) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Topic 810; and

(c)                                  increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 (Guarantees) or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)                                 consolidated interest expense of such Person and its Restricted Subsidiaries on a consolidated basis (or, in the case of the Companies, the Companies and their Restricted Subsidiaries on a combined basis) for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or above par, respectively, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) penalties and interest relating to taxes, (B) any additional cash interest owing pursuant to any registration rights agreement, (C) accretion or accrual of discounted liabilities other than Indebtedness, (D) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (E) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (F) any expensing of bridge, commitment and other financing fees and (G) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus

(b)                                 consolidated capitalized interest of such Person and its Restricted Subsidiaries (or, in the case of the Companies, the Companies and their Restricted Subsidiaries on a combined basis) for such period, whether paid or accrued; less

(c)                                  interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the net income (loss) of such Person and its Restricted Subsidiaries on a consolidated basis (or, in the case of the Companies, the Companies and their Restricted Subsidiaries on a combined basis) determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a)                   any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that a Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (b) below); provided that any distribution from a Taco Bell Unrestricted Entity shall be excluded at all times;

(b)                                 solely for the purpose of determining the amount available for Restricted Payments under clause (C)(2) of Section 3.03(a) hereof, any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to a Company or a Restricted Subsidiary by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Credit Agreement, the Notes, or this Indenture, (iii) restrictions specified in Section 3.04(b)(xiii)(A) and (iv) restrictions pursuant to any law, rule or regulation relating to the expropriation of funds or any tax imposed by any country on the repatriation of income, dividends or other funds), except that a Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to such Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(c)                                  any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed operations of a Company or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Issuers);

(d)                                 any extraordinary, unusual or non-recurring gain, loss, charge or expense (including relating to the Transaction Expenses and any multi-year strategic initiatives), or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(e)                                  the cumulative effect of a change in accounting principles, including any impact resulting from an election by the Companies to apply IFRS at any time following the Issue Date;

(f)                                   any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(g)                                  all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or Hedging Obligations and any net gain (loss) from any write-off or forgiveness of Indebtedness or Hedging Obligations;

(h)                                 any unrealized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(i)                                     any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(j)                                    any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Companies and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(k)                                 any goodwill or other intangible asset impairment charge or write-off; and

(l)                                     to the extent not otherwise reducing Consolidated Net Income, the amount of any distributions actually made to any Parent Entity during such period pursuant to Section 3.03(b)(viii)(A) (in respect of Related Taxes) or Section 3.03(b)(viii)(C) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Issuers have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption. For the avoidance of doubt, Consolidated Net Income is calculated on a combined basis for the Companies and their Restricted Subsidiaries, and therefore management fees paid by the Taco Bell Unrestricted Entities to one of the Companies, and franchise fees paid by one of the Companies to such unrestricted entities, will be accounted for as third-party payments that will increase (decrease) Consolidated Net Income.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness that is secured by a Lien as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal combined financial statements of the Companies and their Restricted Subsidiaries are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money or Capitalized Lease Obligations, or any Guarantee thereof (other than Indebtedness with respect to Cash Management Services or any Indebtedness owed to a Company or a Restricted Subsidiary) of the Companies and their Restricted Subsidiaries outstanding on such date minus cash and Cash Equivalents of the Companies and their Restricted Subsidiaries outstanding on such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal combined financial statements of the Companies and their Restricted Subsidiaries are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a)                                 to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)                                 to advance or supply funds:

(i)                                     for the purchase or payment of any such primary obligation; or

(ii)                                  to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)                                  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business in Chicago, Illinois shall be principally administered, which office as of the date of this Indenture is located at 2 North LaSalle

Street, Chicago, IL 60602, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at 101 Barclay Street, New York, New York 10286; Attention: Corporate Trust Division - Corporate Finance Unit, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Issuers.

“Credit Agreement” means the Credit Agreement, to be dated the Issue Date, by and among the Issuers, Parent, the other borrowers party thereto, the guarantors from time to time party thereto, JPMorgan Chase Bank, N.A.,  as administrative agent, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to the Companies or any of their Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks, institutions or investors and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (a) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Companies as additional borrowers or guarantors thereunder, (c) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuers) of non-cash consideration received by a Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.  A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.05 hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.  A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding, or being the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date) of, Capital Stock of Parent, the Companies or any Restricted Subsidiary or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)                                 matures or is mandatorily redeemable for cash or in exchange for Indebtedness of a Company or a Restricted Subsidiary pursuant to a sinking fund obligation or otherwise; or

(b)                                 is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness of a Company or a Restricted Subsidiary at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the repurchase of such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.03 hereof; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of a Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by a Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Foreign Holding Company” means any Domestic Subsidiary, substantially all of the assets of which are Capital Stock and/or Indebtedness of one or more Foreign Subsidiaries.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of a Company (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the U.S. Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of a Company or a Guarantor.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds received by a Company as capital contributions to the equity (other than through the issuance of Disqualified Stock) of such Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by a Company or any Subsidiary of such Company for the benefit of their employees to the extent funded by such Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of a Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuers.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Issuers setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal combined financial statements are available to the Fixed Charges of such Person and its Restricted Subsidiaries (or, in the case of the Companies, the Companies and their Restricted Subsidiaries on a combined basis) for such four consecutive fiscal quarters.  In the event that a Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to Section 3.02(b) (other than clause (v)  thereof).

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made by the Companies or any of their Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into a Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

Notwithstanding anything in this definition to the contrary, when calculating the Consolidated Secured Leverage Ratio, the Consolidated Total Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio and of any default or Event of Default blocker shall, at the option of the Issuers, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four-quarter reference period, and, for the avoidance of doubt, (x) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Companies or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and related transactions are permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided further, that if the Issuers elect to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of subsequently calculating any ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Net Income or Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuers or a Parent Entity (including cost savings; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Issuers to be realized within twelve (12) months).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuers may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a)                                 Consolidated Interest Expense of such Person for such Period;

(b)                                 all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(c)                                  all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“franchisee” means any Person, other than Parent, a Company or a Restricted Subsidiary, that directly or indirectly owns or operates or is approved by Parent, a Company or a Restricted Subsidiary to, directly or indirectly, own or operate a restaurant that is branded as Taco Bell, KFC, Pizza Hut or any other brand operated by Parent, a Company or a Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, except that with respect to the definition of Capitalized Lease Obligations means generally accepted accounting principles in the United States of America as in effect on the Issue Date.  At any time after the Issue Date, the Issuers may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Issuers may only make such election if they also elect to report any subsequent financial reports required to be made by the Issuers (or a Parent Entity), including pursuant to Section 13 or Section 15(d) of the Exchange Act and Section 3.10 hereof, in IFRS.  The Issuers shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Government Securities” means securities that are:

(a)                                 direct obligations of the United States of America for the timely payment of which its full faith and credit are pledged; or

(b)                                 obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the U.S. Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, stock exchange or other entity or authority exercising executive, legislative, judicial, taxing, regulatory, self-regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)                                 entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or consistent with past practice.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means, with respect to a series of Notes, (i) Parent, (ii) the Specified Guarantors and (iii) each Restricted Subsidiary that Guarantees the Notes of such series, in each case, until the respective Note Guarantee relating to such series is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name a Note is registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for, and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)                                 the principal of indebtedness of such Person for borrowed money;

(b)                                 the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)                                  all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of after being drawn upon);

(d)                                 the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e)                                  Capitalized Lease Obligations of such Person;

(f)                                   the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)                                  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination (as determined in good faith by the Issuers) and (ii) the amount of such Indebtedness of such other Persons;

(h)                                 Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(i)                                     to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (a), (b), (d) and (e) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any Parent Entity appearing upon the balance sheet of a Company solely by reason of pushdown accounting under GAAP shall be excluded.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.  The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.  Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No.  815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)                                     Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)                                  Cash Management Services;

(iii)                               any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)                              obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v)                                 in connection with the purchase by a Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(vi)                              for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuers.

“Initial Purchasers” means Goldman, Sachs & Co., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, Fifth Third Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Barclays Capital Inc., ICBC Standard Bank Plc, Rabo Securities USA, Inc., Scotia Capital (USA) Inc., and The Williams Capital Group, L.P.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.  If a Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by a Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Sections 3.03 and 3.18 hereof:

(a)                                 “Investment” will include the portion (proportionate to a Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of such Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, such Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) such Company’s net Investment in such Subsidiary at the time of such redesignation (after giving effect to any of the transactions described in clause (C)(5) of Section 3.03(a) less (ii) the portion (proportionate to a Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Issuers in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(b)                                 any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuers.

“Investment Grade Securities” means:

(a)                                 securities issued or directly and fully Guaranteed or insured by the United States or any agency or instrumentality thereof (other than Cash Equivalents);

(b)                                 securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(c)                                  debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Companies and their Subsidiaries; and

(d)                                 investments in any fund that invests exclusively in investments of the type described in clauses (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes of a series receive any two of the following:

(a)                                 a rating of “BBB-” or higher from S&P;

(b)                                 a rating of “Baa3” or higher from Moody’s; or

(c)                                  a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by any such rating organization or, if no rating of Moody’s, S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization selected by the Issuers.

“Issue Date” means June 16, 2016, the date on which the Initial Notes are originally issued.

“Issuer” has the meaning assigned to such term in the preamble hereto.

“Issuers” has the meaning assigned to such term in the preamble hereto.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothec or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by a Company or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing; provided that for purposes of determining compliance with Section 3.03 hereof, the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“LTM EBITDA” means, with respect to the Companies and their Restricted Subsidiaries, Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of determination for which internal combined financial statements of the Companies are available, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio”.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Entity, any Company or any Restricted Subsidiary:

(a)                                 in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice;

(b)                                 in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(c)                                  not exceeding $35.0 million in the aggregate outstanding at any time.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the U.S. Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)                                 all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to a Company or a Restricted Subsidiary and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes;

(b)                                 all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law must be repaid out of the proceeds from such Asset Disposition;

(c)                                  all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, a Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d)                                 the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by a Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to a Company or a Restricted Subsidiary and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes).

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Notes” has the meaning ascribed to such term in the first recital paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest (including interest or entitlement to fees or expenses or other charges accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuers, or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated June 2, 2016, relating to the offering by the Issuers of the Initial Notes.

“Officer” means, with respect to any Person, (a) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (i) of such Person or (ii) if such Person is owned or managed by a single entity, of such entity, or (b) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee.  The counsel may be an employee of or counsel to the Issuers or their Subsidiaries.

“Parent” means Yum! Brands, Inc., a Delaware corporation, and its permitted successors and assigns.

“Parent Entity” means any direct or indirect parent of the Issuers including, for greater clarity, Parent, for so long as the Issuers each remain a Subsidiary of such entity.

“Parent Entity Expenses” means:

(a)                                 costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Companies or any of their Subsidiaries, including in respect of any reports filed or delivered with respect to the U.S. Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, to the extent such costs are allocable to the Companies and the Restricted Subsidiaries as determined in good faith by the Issuers;

(b)                                 customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person;

(c)                                  obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent costs related to such obligations relate to the Companies and any of their Subsidiaries as determined in good faith by the Issuers;

(d)                                 (i) general corporate overhead expenses, including professional fees and expenses, to the extent allocable to the Companies and the Restricted Subsidiaries as determined in good faith by the Issuers and (ii) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Companies or any of their Subsidiaries;

(e)                                  customary expenses Incurred by any Parent Entity in connection with any offering, sale, conversion or exchange of Capital Stock or Indebtedness;

(f)                                   amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 3.03 hereof if made by the Companies; provided, that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (ii) such direct or indirect parent company shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of a Company or one of its Restricted Subsidiaries or (B) the merger, consolidation or amalgamation of the Person formed or acquired into a Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.01 hereof) in order to consummate such Investment, (iii) such direct or indirect parent company and its Affiliates (other than a Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent a Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment, a Permitted Payment or a Permitted Investment under this Indenture, (iv) any property received by a Company shall not increase amounts available for Restricted Payments pursuant to clause (C) of Section 3.03(a) hereof and (v) such Investment shall be deemed to be made by a Company or such Restricted Subsidiary pursuant to another provision of Section 3.03 hereof or pursuant to the definition of “Permitted Investments”; and

(g)                                  amounts to finance any indemnification obligations owed to any China Entity arising from or in connection with the China Spin-Off pursuant to agreements to be entered into in connection with the China Spin-Off as described in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions” or to the extent such agreements as amended, modified, supplemented, extended or renewed, taken as a whole, are on a basis substantially similar to the agreements and instruments described in the Offering Memorandum or are modified in a manner that would not, taken as a whole, be materially adverse to the Holders of the Notes from that described in the Offering Memorandum, as conclusively determined by the Issuers in good faith.

“Pari Passu Indebtedness” means, with respect to any series of Notes, Indebtedness of the Issuers which ranks equally in right of payment to the Notes of such series or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes of such series.

“Paying Agent” means any Person authorized by the Issuers to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets (other than Capital Stock) used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between a Company or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.05 hereof.

“Permitted Investment” means (in each case, by a Company or any Restricted Subsidiary):

(a)                                 Investments in (i) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or a Company or (ii) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(b)                                 Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, a Company or a Restricted Subsidiary;

(c)                                  Investments in cash, Cash Equivalents or Investment Grade Securities;

(d)                                 Investments in receivables owing to a Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(e)                                  Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(f)                                   Management Advances;

(g)                                  Investments received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to a Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by such Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)                                 Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets constituting an Asset Disposition;

(i)                                     Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment as in existence on the Issue Date or (ii) as otherwise permitted under this Indenture;

(j)                                    Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.02 hereof;

(k)                                 pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.06 hereof;

(l)                                     any Investment to the extent made or acquired using Capital Stock of a Company (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(m)                             any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.08(b) hereof (except those described in Sections 3.08(b)(i),(iii), (vi), (vii), (ix) and (xii));

(n)                                 Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(o)                                 (i) Guarantees of Indebtedness not prohibited by Section 3.02 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are permitted by this Indenture;

(p)                                 Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(q)                                 Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into a Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation, or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r)                                    Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(s)                                   contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy or insolvency proceeding in respect of a Company;

(t)                                    Investments in joint ventures and similar entities having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (t) that are at the time outstanding, not to exceed the greater of $200.0 million and 15% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication, for purposes of Section 3.03, of any amounts applied pursuant to clause (C) of Section 3.03(a)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) or (b) of this definition above and shall not be included as having been made pursuant to this clause (t);

(u)                                 additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (u) that are at that time outstanding, not to exceed the greater of $350.0 million and 25% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication, for purposes of Section 3.03, of any amounts applied pursuant to clause (C) of Section 3.03(a)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) or (b) of this definition above and shall not be included as having been made pursuant to this clause (u);

(v)                                 (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Permitted Receivables Financing and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a securitization repurchase obligation in connection with a Permitted Receivables Financing;

(w)                               Investments in connection with the Transactions;

(x)                                 repurchases of Notes and any other Indebtedness of a Company or a Restricted Subsidiary, other than Subordinated Indebtedness;

(y)                                 Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.18 to the extent that such Investments were not made in contemplation of or in connection with such redesignation, acquisition, merger, amalgamation or consolidation and were in existence on the date of such redesignation, acquisition, merger, amalgamation or consolidation;

(z)                                  Investments consisting of (i) Guarantees of or the assumption of Indebtedness (to the extent permitted by Section 3.02(b)(xiv) hereto), or (ii) loans made to, or the acquisition of loans made to or Equity Interests in, franchisees, suppliers, distributors or licensees of the Issuers and their Restricted Subsidiaries not exceeding $500.0 million (in each case determined at the time made and not reduced by any subsequent write-downs or write-offs and net of returns of capital or principal in respect of such Investments); and

(aa)                          Investments in the Parent made in connection with the cash management of the Companies and the Restricted Subsidiaries; provided that (i) such Investments are made in the ordinary course of business consistent with past practice and (ii) such Investments shall only be permitted if made on or prior to the first anniversary of the Issue Date.

“Permitted Liens” means, with respect to any Person:

(a)                                 Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(b)                                 pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(c)                                  Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(d)                                 Liens for Taxes which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(e)                                  encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Companies and their Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Companies and their Restricted Subsidiaries;

(f)                                   Liens (i) on assets or property of a Company or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (ii) that are contractual rights of set-off or, in the case of clause (A) or (B) below, other bankers’ Liens (A) relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Companies or any Restricted Subsidiary or (C) relating to purchase orders and other agreements entered into with customers of the Companies or any Restricted Subsidiary in the ordinary course of business; (iii) on cash accounts securing Indebtedness incurred under Section 3.02(b)(viii)(C) with financial institutions; (iv) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (v) (A) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (C) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(g)                                  leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(h)                                 Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (ii) the period within which such proceedings may be initiated has not expired or (iii) no more than 60 days have passed after (A) such judgment, decree, order or award has become final or (B) such period within which such proceedings may be initiated has expired;

(i)                                     Liens on (i) assets or property of a Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (A) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (B) any such Liens may not extend to any assets or property of a Company or any Restricted

Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) on any interest or title of a lessor under any operating lease;

(j)                                    Liens perfected or evidenced by UCC financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Companies and their Restricted Subsidiaries in the ordinary course of business;

(k)                                 Liens existing on the Issue Date, excluding Liens securing the Credit Agreement;

(l)                                     Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time a Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into a Company or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m)                             Liens on assets or property of a Company or any Restricted Subsidiary securing Indebtedness or other obligations of a Company or such Restricted Subsidiary owing to a Company or another Restricted Subsidiary, or Liens in favor of a Company or any Restricted Subsidiary;

(n)                                 Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured (excluding any Refinancing Indebtedness in respect of Indebtedness initially secured pursuant to clause (s) below), and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(o)                                 (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which a Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(p)                                 any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(q)                                 Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(r)                                    Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(s)                                   Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, pursuant to Section 3.02(b)(i);

(t)                                    Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(u)                                 Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v)                                 Liens on equipment of a Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(w)                               Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(x)                                 Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(y)                                 Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(z)                                  Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of $300.0 million and 20% of LTM EBITDA as of the date of Incurrence of such Indebtedness;

(aa)                          Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.18; provided that such liens were not incurred in contemplation of such event;

(bb)                          Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to Section 3.02; provided that at the time of Incurrence and after giving pro forma effect thereto, the Companies’ Consolidated Secured Leverage Ratio would be no greater than 3.50 to 1.00; and

(cc)                            Liens on the Securitization Assets arising in connection with a Permitted Receivables Financing.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.  In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuers in their sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with Section 3.06 hereof or this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of this definition to which such Permitted Lien has been classified or reclassified.

“Permitted Receivables Financing” means one or more non-recourse (except for Standard Securitization Undertakings) receivables purchase facilities made available to a Company or any of its Restricted Subsidiaries on then-market terms (as reasonably determined by the Issuers) in an aggregate principal amount for all such facilities not exceeding $200.0 million at any time outstanding pursuant to which a Company or any of the Restricted Subsidiaries sells its Securitization Assets to either (a) a Person that is not a Company or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a Person that is not a Company or a Restricted Subsidiary.

“Permitted Tax Distribution” means if and for so long as the Companies are members of a group filing a consolidated or combined tax return with any Parent Entity and/or are disregarded entities for U.S. federal income tax purposes that are directly owned by any member of such group, any amount of dividends or other distributions to fund any income Taxes for which such Parent Entity is liable up to an amount not to exceed the amount of any such Taxes that the Companies which are not treated as disregarded entities or partnerships for U.S. federal income tax purposes and their Subsidiaries (excluding any China Entity except to the extent of any amounts received by the Companies and their Restricted Subsidiaries from any China Entity in respect of such Taxes) would have been required to pay on a separate company basis or on a consolidated basis if the Companies and such Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Companies and such Subsidiaries (and, in each case, for the avoidance of doubt, taking into account Taxes attributable to income of a disregarded entity or partnership for U.S. federal income tax purposes to the extent taxable to a member of such group), and, without duplication, the amount of any income Taxes for which such Parent Entity is liable as a result of the ownership of any Company that is treated as a disregarded entity or partnership for U.S. federal income tax purposes (including, for this purpose, liability for Taxes in respect of Subsidiaries of such Company as a result of such Subsidiaries being members of a consolidated, combined, affiliated or unitary or similar group including Parent Entity); provided that such dividends or distributions shall not exceed the actual Tax liability of the Parent Entity’s consolidated, combined, unitary or affiliated group (or, if a Parent Entity is not the parent of an actual group, the Taxes that would have been paid by the Parent Entity, the Companies that are subsidiaries of such Parent Entity, and their Restricted Subsidiaries as a stand-alone group).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.07 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise and Incurred within 180 days of the later of the completion of the applicable acquisition, leasing, construction or improvement or the date such assets or property where put into operation.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of a Company that refinances Indebtedness of any Restricted Subsidiary, Indebtedness of a Company that refinances Indebtedness of another Company and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of a Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(a)                                 (i) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (ii) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(b)                                 Refinancing Indebtedness shall not include:

(i)                                     Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer or a Guarantor; or

(ii)                                  Indebtedness, Disqualified Stock or Preferred Stock of a Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(c)                                  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced.

“Regulation S” means Regulation S under the U.S. Securities Act.

“Regulation S-X” means Regulation S-X under the U.S. Securities Act.

“Related Taxes” means:

(a)                                 any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(i)                                     being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Companies or any of their Subsidiaries (except any China Entity)) or otherwise maintaining its existence or good standing under applicable law;

(ii)                                  being a holding company parent, directly or indirectly, of the Companies or any such Subsidiaries;

(iii)                               receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Companies or any such Subsidiaries; or

(iv)                              having made any payment in respect to any of the items for which a Company is permitted to make payments to any Parent Entity pursuant to Section 3.03; and

(b)                                 any Taxes attributable to the China Spin-Off (including any obligation to indemnify any China Entity for any Taxes attributable to the China Spin-Off pursuant to agreements to be entered into in connection with the China Spin-Off as described in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions” or to the extent such agreements as amended, modified, supplemented, extended or renewed, taken as a whole, are on a basis substantially similar to the agreements and instruments described in the Offering Memorandum or are modified in a manner that would not, taken as a whole, be materially adverse to the Holders of the Notes from that described in the Offering Memorandum, as conclusively determined by the Issuers in good faith).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.01(d).

“Restricted Notes Legend” means the legend set forth in Section 2.01(d)(i) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.01(d)(ii).

“Restricted Subsidiary” means any Subsidiary of a Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the U.S. Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by a Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by such Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets related to a Permitted Receivables Financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Permitted Receivables Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Permitted Receivables Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Permitted Receivables Financings and other activities reasonably related thereto.

“Securitization Transaction” means the securitization transaction effected by the Taco Bell Unrestricted Entities completed on May 11, 2016, consisting of the issuance by Taco Bell Funding, LLC of $2.3 billion aggregate principal amount of fixed rate senior secured notes and $100 million aggregate principal amount of senior variable funding notes.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the U.S. Securities Act, as such regulation is in effect on the Issue Date.

“Specified Guarantors” means, collectively, Yum Restaurant Services Group, LLC, Restaurant Concepts LLC and Taco Bell Corp.

“Similar Business” means (a) any businesses, services or activities engaged in by a Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by a Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by a Company or any Subsidiary of a Company which such Company has determined in good faith to be customary in a securitization financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes or any Note Guarantee pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(a)                                 any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(b)                                 any partnership, joint venture, limited liability company or similar entity of which:

(i)                                     more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(ii)                                  such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taco Bell Unrestricted Entities” means Taco Bell Funding, LLC and its Subsidiaries and their respective successors and assigns.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Transaction Expenses” means any fees or expenses incurred or paid by the Parent, the Companies or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means all transactions related to (i) entering into and borrowing under the Credit Agreement, (ii) the offering, issuance and sale of the Notes, (iii) the repayment of existing Indebtedness of Parent and its Subsidiaries as described in the Offering Memorandum, (iv) the Securitization Transaction and (v) the China Spin-Off.

“Trust Officer” means, when used with respect to the Trustee, any officer assigned to the Corporate Trust Division - Corporate Finance Unit (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(ii) shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unrestricted Subsidiary” means:

(a)                                 each Taco Bell Unrestricted Entity;

(b)                                 each China Entity so designated as an Unrestricted Subsidiary and listed on Schedule B hereto;

(c)                                  any Subsidiary (other than a Company or any direct or indirect parent entity of a Company) of a Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuers in the manner provided in Section 3.18 hereof); and

(d)                                 any Subsidiary of an Unrestricted Subsidiary.

“U.S. dollars” or “$” means the lawful money of the United States of America.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the U.S. Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S.

Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a)                                 the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(b)                                 the sum of all such payments.

“Wholly Owned Domestic Restricted Subsidiary” means a Domestic Subsidiary of a Company (other than a Domestic Foreign Holding Company), all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than a Company or another Domestic Subsidiary) is owned by a Company or another Domestic Subsidiary.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than such Person) is owned by such Person.

“YUM China” means “YUM! China Holding, Inc.” or any other entity that is the ultimate parent company of all of the other China Entities which will become a separate independent public traded company upon completion of the China Spin-Off.

Section 1.02.                          Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	3.05(a)(iii)(B)
“Additional Restricted Notes”	2.01(b)
“Affiliate Transaction”	3.08
“Agent Members”	2.01(f)(i)(B)
“Asset Disposition Offer”	3.05(b)
“Asset Sale Payment Date”	3.05(g)(ii)
“Authenticating Agent”	2.02
“Automatic Exchange”	2.06(e)
“Automatic Exchange Date”	2.06(e)
“Automatic Exchange Notice”	2.06(e)

Term	Defined in Section
“Automatic Exchange Notice Date”	2.06(e)
“Change of Control Offer”	3.09(a)
“Change of Control Payment”	3.09(a)
“Change of Control Payment Date”	3.09(a)(ii)
“Clearstream”	2.01(b)
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.11
“Euroclear”	2.01(b)
“Event of Default”	6.01
“Excess Proceeds”	3.05(b)
“Foreign Disposition”	3.05(e)
“Global Notes”	2.01(b)
“Guaranteed Obligations”	10.0110.01
“Increased Amount”	3.06(c)
“Initial Agreement”	3.04(b)(xv)
“Initial Default”	6.02(c)
“Initial Lien”	3.06
“Issuer Order”	2.02
“Legal Defeasance”	8.02
“Legal Holiday”	12.07
“Note Guarantees”	10.01
“Notes Register”	2.03
“payment default”	6.01(a)(iv)(A)
“Permanent Regulation S Global Note”	2.01(b)
“Permitted Payments”	3.03(b)
“protected purchaser”	2.07(b)
“Purchase Agreement”	2.01(b)
“Redemption Date”	5.07
“Refunding Capital Stock”	3.03(b)(ii)
“Registrar”	2.03
“Regulation S Global Note”	2.01(b)
“Regulation S Notes”	2.01(b)
“Restricted Global Note”	2.06(e)
“Restricted Payment”	3.03(a)(iv)
“Restricted Period”	2.01(b)
“Reversion Date”	3.17(b)
“Rule 144A Global Note”	2.01(b)
“Rule 144A Notes”	2.01(b)
“Second Commitment”	3.05(a)(iii)(B)
“Special Interest Payment Date”	2.11(a)
“Special Record Date”	2.11(a)
“Successor Issuer”	4.01(a)(i)
“Successor Parent”	4.01(g)(i)
“Suspended Covenants”	3.17(a)
“Suspension Period”	3.17(b)

Term	Defined in Section
“Temporary Regulation S Global Note”	2.01(b)
“Unrestricted Global Note”	2.06(e)
“USA PATRIOT Act”	12.11

Section 1.03.                          Rules of Construction.  Unless the context otherwise requires or except as otherwise expressly provided:

(a)                                 a term has the meaning assigned to it;

(b)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  “or” is not exclusive;

(d)                                 “including” means including without limitation;

(e)                                  words in the singular include the plural and words in the plural include the singular;

(f)                                   “will” shall be interpreted to express a command;

(g)                                  all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(h)                                 the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(i)                                     unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person; and

(j)                                    all financial calculations will, unless otherwise specified, be done on a combined basis for the Companies and their Restricted Subsidiaries.

Article 2
THE NOTES

Section 2.01.                          Form, Dating and Terms.  (a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.  The notes shall be issuable only in fully registered form.  The 2024 Initial Notes issued on the date hereof will be in an aggregate principal amount of $1,050,000,000 and the 2026 Initial Notes issued on the date hereof will be in an aggregate principal amount of $1,050,000,000.  In addition, the Issuers may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein).  Furthermore, Notes of a series may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes of the applicable series pursuant to Sections 2.02, 2.06, 2.07, 2.09, 5.06 or 9.04, in connection with an Asset Disposition Offer pursuant to Section 3.05 or in connection with a Change of Control Offer pursuant to Section 3.09.

Notwithstanding anything to the contrary contained herein, the Issuers may not issue any Additional Notes, unless such issuance is in compliance with Sections 3.02 and 3.06.

With respect to any Additional Notes, the Issuers shall set forth in an Officer’s Certificate or one or more indentures supplemental hereto, the following information:

(i)                  the aggregate principal amount and series of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(ii)               the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(iii)            whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.03, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes of a series and the Additional Notes of such series shall be considered collectively as a single class for all purposes of this Indenture.  Holders of the Initial Notes of a series and the Additional Notes of such series will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class; provided that Additional Notes of a series will not have the same CUSIP or other identifying number as existing Notes of such series unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax purposes.

If any of the terms of Additional Notes are established by action taken pursuant to a Board Resolution of the Issuers, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuers and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of such series of the Additional Notes.

(b)                                 The Initial Notes are being offered and sold by the Issuers pursuant to a Purchase Agreement (the “Purchase Agreement”), dated June 2, 2016, among the Issuers, the Guarantors and Goldman, Sachs & Co., on behalf of itself and as representative of the Initial Purchasers.  The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons outside the United States in reliance on Regulation S.  Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein.

Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes of each series offered and sold to QIBs in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global note substantially in the form of Exhibit A-1, in the case of the 2024 Notes, and Exhibit A-2, in the case of the 2026 Notes, which are hereby incorporated by reference and made a part of this Indenture, each including appropriate legends as set forth in Section 2.01(d)(i) and (e) (each such note, a “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  Each Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Rule 144A Global Notes of each series may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes of a series offered and sold to Non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global note (each such note, a “Temporary Regulation S Global Note”).  Beneficial interests in a Temporary Regulation S Global Note of a series will be exchanged for beneficial interests in a corresponding permanent global note substantially in the form of Exhibit A-1, in the case of the 2024 Notes, and Exhibit A-2, in the case of the 2026 Notes, each including appropriate legends as set forth in Section 2.01(d)(i) and (e) (each such note, a “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Notes, the “Regulation S Global Notes”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Exhibit C.  Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article 2 for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V.  (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”).  Prior to the 40th day after the later of the commencement of the offering of the Initial Notes of each series and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note of a series may only be transferred to Non-U.S. Persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note of each series through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems.  If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries.  Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note of each series may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Regulation S Global Note of each series may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note and the Regulation S Global Note with respect to a series are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable to the Holders at the office or agency of the Paying Agent designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.03; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Holders entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the Holder, subject to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the Holder with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A-1 and Exhibit A-2 and in Section 2.01(d) and (e).  The Issuers shall approve any notation, endorsement or legend on the Notes.  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)               Denominations.  The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(d)              Restrictive Legends.  Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii)

the Issuers and the Trustee receive an Opinion of Counsel reasonably satisfactory to the Issuers to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the U.S. Securities Act:

(i)                                     the Rule 144A Global Note and the Regulation S Global Note shall bear the following legend on the face thereof:

NEITHER THE NOTES NOR THE NOTE GUARANTEES EVIDENCED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE ‘‘SECURITIES ACT’’) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (2) A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

(ii)                                  the Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS SECURITY IS A TEMPORARY GLOBAL NOTE.  PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.  BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE.  TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

(e)                    Global Note Legend.  Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(f)                     Book-Entry Provisions.  (i) This Section 2.01(f) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(A)                     Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.01(e).  Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.01(f)(i)(D) and Section 2.01(g).  If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note of the same series, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note.  Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note of the same series, or exchanged for an interest in another Global Note of the same series, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(B)                     Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(C)                     In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.01(g) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of the same series of like tenor and amount.

(D)                     In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.01(g), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations of the same series.

(E)                      The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(F)                       Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(g)           Definitive Notes.  Except as provided below in this Section 2.01(g), owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes.  Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note of the same series if (i) DTC notifies the Issuers that it is unwilling or unable to continue as Depositary for the Global Note and the Issuers fail to appoint a successor depositary within 90 days of such notice, or (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes of such series under this Indenture and DTC shall have requested the issuance of Definitive Notes of such series.  In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (i) or (ii) of the preceding sentence, the Issuers shall promptly make available to the Trustee a reasonable supply of Definitive Notes of the same series.  In addition, any Note transferred to an affiliate (as defined in Rule 405 under the U.S. Securities Act) of the Issuers or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either an Issuer or any Affiliate of an Issuer was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.01(d).  If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(A)               Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to this Section 2.01(g) shall, except as otherwise provided by Section 2.06(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.01(d).

(B)               If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note of the same series, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the cancelled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(C)               If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes of the same series in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the cancelled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the cancelled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes of the same series in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the cancelled Definitive Notes, registered in the name of the Holder thereof.

(D)               Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

Section 2.02.         Execution and Authentication.  One Officer of each Issuer shall sign the Notes for the Issuers by manual, facsimile or pdf signature.  If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note.  The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.  A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (a) 2024 Initial Notes for original issue on the Issue Date in an aggregate principal amount of $1,050,000,000 and 2026 Initial Notes for original issue on the Issue Date in an aggregate principal amount of $1,050,000,000, (b) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (c) under the circumstances set forth in Section 2.06(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Issuers signed by one Officer of each Issuer (the “Issuer Order”).  Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate the Notes.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.  An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case an Issuer, pursuant to Article 4, shall be consolidated or merged or amalgamated with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger or amalgamation, or into which an Issuer shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article 4, any of the Notes authenticated or delivered prior to such consolidation, merger, amalgamation, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.03.         Registrar and Paying Agent.  The Issuers shall maintain an office or agency in the United States of America where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment.  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”).  The Issuers may have one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuers shall notify the Trustee in writing of the name and address of each such agent.  If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  Any Issuer or Guarantor may act as Paying Agent, Registrar or transfer agent.

The Issuers initially appoint DTC to act as Depositary with respect to the Global Notes.  The Issuers initially appoint the Trustee as the Registrar and Paying Agent for the Notes and the Issuers may remove any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee.

Section 2.04.         Paying Agent to Hold Money in Trust.  Prior to 10:00 a.m. New York City time, on each due date of the principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due.  The Issuers shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuers or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuers or any Guarantor in making any such payment and shall during the continuance of any default by the Issuers or any Guarantor (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof.  If an Issuer or a Subsidiary of an Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent.  Upon complying with this Section 2.04, the Paying Agent (if other than an Issuer or a Subsidiary of an Issuer) shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy, insolvency, reorganization or similar proceeding with respect to an Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.         Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Issuers, on their own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of each series of Notes.

Section 2.06.         Transfer and Exchange.  (a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of the same series of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.06.  The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.06. by noting the same in the Notes Register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register.  The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.06. and Section 2.01(f) and Section 2.01(g), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream.  The Trustee shall refuse to register any requested transfer or exchange that does not comply with this Section 2.06.

(b)           Transfers of Rule 144A Notes.  The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Issuers or any Affiliate of the Issuers was the owner of such Notes (or any predecessor thereto):

(i)            a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(ii)           a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Issuers and the Registrar or its agent of a certificate substantially in the form set forth in Exhibit D from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers;

(iii)          a registration of transfer of a Rule 144A Note or a beneficial interest therein to an institutional investor that is an accredited investor within the meaning of Rule 501 of Regulation D under the U.S. Securities Act shall be made upon receipt by the Issuers and the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers;

(iv)          a registration of transfer of a Rule 144A Note or a beneficial interest therein pursuant to an exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder (if available) shall be made upon receipt by the Issuers and the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers; and

(v)           a registration of transfer of a Rule 144A Note or a beneficial interest therein pursuant to an effective registration statement under the U.S. Securities Act shall be made upon receipt by the Issuers and the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers.

(c)           Transfers of Regulation S Notes.  The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i)            a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)           a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Exhibit D hereof from the proposed transferee and receipt by the Issuers and Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers;

(iii)          a transfer of a Regulation S Note or a beneficial interest therein to an institutional investor that is an accredited investor within the meaning of Rule 501 of Regulation D under the U.S. Securities Act shall be made upon receipt by the Issuers and the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers;

(iv)          a transfer of a Regulation S Note or a beneficial interest therein pursuant to an exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder (if available) shall be made upon receipt by the Issuers and the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers; and

(v)           a transfer of a Regulation S Note or a beneficial interest therein pursuant to an effective registration statement under the U.S. Securities Act shall be made upon receipt by the Issuers and the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuers.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Exhibit D or any additional certification.

(d)           Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) an Initial Note is being transferred pursuant to an effective registration statement, (ii) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.06(e) or (iii) there is delivered to the Registrar an Opinion of Counsel stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the U.S. Securities Act.  Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)           Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend.  Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the U.S. Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes of a series issued on the Issue Date, the Issue Date or (2) with respect to Additional Notes of a series, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”).  Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the U.S. Securities Act, the Issuers shall (i) provide written notice to DTC and the Trustee at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuers shall have previously otherwise made eligible for exchange with DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (z) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuers, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged into such Unrestricted Global Notes.

Notwithstanding anything to the contrary in this Section 2.06(e), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.06(e) shall be permitted without the prior written consent of the Issuers.  As a condition to any Automatic Exchange, the Issuers shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel of the Issuers to the effect that the Automatic Exchange shall be effected in compliance with the U.S. Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the U.S. Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange.  Upon such exchange of beneficial interests pursuant to this Section 2.06(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange.  The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be cancelled following the Automatic Exchange.

(f)            Retention of Written Communications.  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.01 or this Section 2.06.  The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)           Obligations with Respect to Transfers and Exchanges of Notes.  To permit registrations of transfers and exchanges, the Issuers shall, subject to the other terms and conditions of this Article 2, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuers’ and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.01(g), 2.02, 2.06(e), 2.09, 5.06 or 9.04).

The Issuers (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of 2024 Note and form of 2026 Note attached hereto as Exhibits A-1 and A-2, respectively) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(g) shall, except as otherwise provided by Section 2.06(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.01(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)           No Obligation of the Trustee.  None of the Issuers, the Guarantors, the Trustee, the Paying Agent or the Registrar shall have any responsibility or obligation to any beneficial owner of a Global Note, an Agent Member of, or a participant in, the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant thereof or Agent Member, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, Agent Member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary.  The Issuers, the Guarantors, the Trustee, the Paying Agent and the Registrar may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its Agent Members, participants and any beneficial owners.

The Issuers, the Guarantors, the Trustee, the Paying Agent and the Registrar shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof.  None of the Issuers, the Guarantors, the Trustee, the Paying Agent or the Registrar shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such Depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Agent Member or between or among the Depositary, any such Agent Member and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

None of the Trustee, the Paying Agent or the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.  Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07.         Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuers shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuers or the Trustee in connection therewith.  Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuers to protect the Issuers, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuers, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuers shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.07, the Issuers may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.07, every new Note issued pursuant to this Section 2.07, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08.                          Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.07 and those described in this Section 2.08 as not outstanding.  A Note does not cease to be outstanding in the event an Issuer or an Affiliate of an Issuer holds the Note; provided, however, that (a) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.06 shall apply and (b) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by an Issuer or an Affiliate of an Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.07.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09.                          Temporary Notes.  In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes.  After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes.  Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.10.                          Cancellation.  The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee).  If an Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.10.  The Issuers may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or cancelled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and cancelled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

Section 2.11.                          Payment of Interest; Defaulted Interest.  Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.03.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuers, at their election in each case, as provided in clause (a) or (b) below:

(a)                                 The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.11(a).  Thereupon the Issuers shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment.  The Issuers shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuers, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.01, not less than 10 calendar days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.11(b).

(b)                                 The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuers to the Trustee of the proposed payment pursuant to this Section 2.11(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.12.                          CUSIP and ISIN Numbers.  The Issuers in issuing the Notes may use “CUSIP”, “ISIN” or other similar numbers and, if so, the Trustee shall use “CUSIP”, “ISIN” or other similar numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, ISIN or other similar numbers.  The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP, ISIN or other similar numbers.

Section 2.13.                          Joint and Several Liability.  Except as otherwise expressly provided herein, the Issuers and the Guarantors shall be jointly and severally liable for the performance of all obligations and covenants under this Indenture and the Notes.

Article 3
COVENANTS

Section 3.01.                          Payment of Notes.  The Issuers shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. Eastern time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 3.02.                          Limitation on Indebtedness.  (a) The Companies shall not, and shall not permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that a Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Companies and their Restricted Subsidiaries is greater than 2.00 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness pursuant to this Section 3.02(a) if, after giving pro forma effect to such Incurrence (including pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $300.0 million and (b) 20% of LTM EBITDA would be outstanding pursuant to this Section 3.02(a) (or Section 3.02(b)(iv)(C) in respect thereof) and Section 3.02(b)(x).

(b)                                 Section 3.02(a) will not prohibit the Incurrence of the following Indebtedness:

(i)                                     Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (A) $4,450.0 million plus (B) an additional amount of Secured Indebtedness; provided that, in the case of this (B), at the time of the Incurrence of such Secured Indebtedness on a pro forma basis after giving effect thereto, the Companies’ Consolidated Secured Leverage Ratio would be no greater than 3.50 to 1.00;

(ii)                                  Guarantees by a Company or any Restricted Subsidiary of Indebtedness or other obligations of a Company or any Restricted Subsidiary or any incurrence by a Company of Indebtedness as a co-issuer of Indebtedness of another Company, in each case so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;

(iii)                               Indebtedness of a Company owing to and held by a Company or any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by a Company or any Restricted Subsidiary; provided, however, that:

(A)                               any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than a Company or a Restricted Subsidiary; and

(B)                               any sale or other transfer of any such Indebtedness to a Person other than a Company or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by such Company or such Restricted Subsidiary, as the case may be; provided further that such Indebtedness shall be unsecured and, if owing by a Company or any Subsidiary Guarantor to a Non-Guarantor and in excess of $5.0 million, shall be contractually subordinated in all respects to the obligations of the obligor under the Notes or its Note Guarantee, as the case may be;

(iv)          Indebtedness represented by (A) the Notes of each series (other than any Additional Notes), including any Guarantee thereof, (B) any Indebtedness (other than Indebtedness incurred pursuant to Section 3.02(b)(i) and (iii)) outstanding on the Issue Date, or (C) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or clauses (v), (vii) or (x) of this Section 3.02(b) or Incurred pursuant to Section 3.02(a);

(v)                                 Indebtedness of (x) a Company or any Restricted Subsidiary Incurred or issued to finance an acquisition of assets or a Person or (y) Persons that are acquired by any of the Companies or any of their respective Restricted Subsidiaries or merged into or consolidated with any of the Companies or any of their respective Restricted Subsidiaries in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, merger or consolidation, either

(A)                               the Companies would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.02(a); or

(B)                               the Fixed Charge Coverage Ratio of the Companies and the Restricted Subsidiaries would not be lower than the Fixed Charge Coverage Ratio of the Companies and the Restricted Subsidiaries immediately prior and without giving effect to such acquisition, merger or consolidation;

(vi)                              Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(vii)                           Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, together with any Refinancing Indebtedness in respect thereof, not to exceed the greater of (A) $250.0 million and (B) 17.50% of LTM EBITDA at the time of Incurrence;

(viii)                        Indebtedness in respect of (A) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by a Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice, (B) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (C) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (D) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; and (E) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business or consistent with past practice;

(ix)                              Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Companies and their respective Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuers and its Restricted Subsidiaries in connection with such disposition;

(x)                                 Indebtedness of Non-Guarantors in an aggregate amount, together with any Indebtedness of Non-Guarantors incurred pursuant to Section 3.02(a)

(and Refinancing Indebtedness in respect thereof), not to exceed the greater of (a) $300 million and (b) 20% of LTM EBITDA at any time outstanding;

(xi)                              Indebtedness consisting of promissory notes issued by a Company or any Restricted Subsidiary to any current or former employee, director or consultant of such Company, any Subsidiary or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of a Company or any Parent Entity that is permitted by Section 3.03(b)(v);

(xii)         Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xii) and then outstanding, will not exceed the greater of (A) $500.0 million and (B) 30% of LTM EBITDA;

(xiii)                        Indebtedness with respect to any Permitted Receivables Financing in a maximum aggregate principal amount at any time outstanding not exceeding $200 million; and

(xiv)                       Guarantees of or the assumption of up to $500.0 million at any time outstanding of Indebtedness of franchisees, suppliers, distributors or licensees of a Company or a Restricted Subsidiary, in each case to the extent such Guarantee or assumption constitutes a Permitted Investment.

(c)                                  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.02:

(i)                                     subject to Section 3.02(c)(iii), in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.02(a) and (b), the Issuers, in their sole discretion, will classify, and may from time to time reclassify, all or any portion of such item of Indebtedness in one of the clauses of Section 3.02(b) or Section 3.02(a);

(ii)                                  subject to Section 3.02(c)(iii), additionally, all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in Section 3.02(a) and (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(iii)                               all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed to have been incurred on the Issue Date under Section 3.02(b)(i) and may not be reclassified at any time pursuant to clause (i) or (ii) of this Section 3.02(c);

(iv)                              in the case of any refinancing of any Indebtedness, the amount of such Refinancing Indebtedness outstanding shall not include the aggregate principal amount of such Refinancing Indebtedness related to the aggregate of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing and financed with such Refinancing Indebtedness (although such amount of fees, underwriting discounts, premiums and other costs and expenses shall be included for purposes of calculating any leverage ratio);

(v)                                 Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(vi)                              the principal amount of any Disqualified Stock of a Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(vii)                           Indebtedness permitted by this Section 3.02 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.02 permitting such Indebtedness; and

(viii)                        the amount of any Indebtedness outstanding as of any date shall be (A) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (B) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

(d)                                 Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.02.

(e)                                  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of a Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.02, the Issuers shall be in default of this Section 3.02).

(f)                                   For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S.

dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

(g)                                  Notwithstanding any other provision of this Section 3.02, the maximum amount of Indebtedness that the Companies or their respective Restricted Subsidiaries may Incur pursuant to this Section 3.02 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h)                                 The Issuers shall not, and shall not permit any Guarantor (other than Parent) to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuers or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuers or such Guarantor, as the case may be.

(i)                                     For avoidance of doubt, for purposes of this Indenture, (1) unsecured Indebtedness shall not be considered subordinated or junior to Secured Indebtedness merely because it is unsecured, and (2) senior Indebtedness shall not be considered subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

Section 3.03.                          Limitation on Restricted Payments.  (a) The Companies shall not, and shall not permit any of their respective Restricted Subsidiaries, directly or indirectly, to:

(i)                                     declare or pay any dividend or make any distribution on or in respect of the Companies’ or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger, amalgamation or consolidation involving a Company or any Restricted Subsidiaries) except:

(A)                               dividends or distributions payable in Capital Stock of a Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of a Company; and

(B)                               dividends or distributions payable to a Company or a Restricted Subsidiary and, in the case of any non-wholly owned Restricted Subsidiary, dividends or distributions payable to holders of its Capital Stock other than a Company or another Restricted Subsidiary on no more than a pro rata basis;

(ii)                                  purchase, redeem, retire or otherwise acquire for value any Capital Stock of a Company or any Parent Entity of a Company held by Persons other than a Company or a Restricted Subsidiary of a Company;

(iii)                               purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (x) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (y) any Indebtedness Incurred pursuant to Section 3.02(b)(iii)); or

(iv)                              make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iv) are referred to herein as a “Restricted Payment”), if at the time such Company or such Restricted Subsidiary makes such Restricted Payment:

(A)                               a Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(B)                               the Companies are not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.02(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C)                               the aggregate amount of such Restricted Payment and all other Restricted Payments made on or after the Issue Date (and not returned or rescinded) (including Permitted Payments permitted by Section 3.03(b)(i) and (b)(vi) (without duplication), but excluding all other Restricted Payments permitted by Section 3.03(b)) would exceed the sum of (without duplication):

(1)                                 $350.0 million;

(2)                                 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal combined financial statements of the Companies are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(3)                                 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Companies from the issuance or sale of their Capital Stock (other than Disqualified Stock) subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock) of a Company subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by a Company or any Subsidiary of a Company for the benefit of its employees to the extent funded by such Company or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.03(b)(ii) or clause (l) of the definition of “Permitted Investment” and (z) Excluded Contributions);

(4)                                 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by a Company or any Restricted Subsidiary from the issuance or sale (other than to a Company or a Restricted Subsidiary of a Company or an employee stock ownership plan or trust established by a Company or any Subsidiary for the benefit of their employees to the extent funded by such Company or any Restricted Subsidiary) by a Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness or Disqualified Stock that has been converted into or exchanged for Capital Stock of a Company (other than Disqualified Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by a Company or any Restricted Subsidiary upon such conversion or exchange;

(5)                                 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of the sale or other disposition (other than to a Company or a Restricted Subsidiary) of Restricted Investments made by a Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from a Company or its Restricted Subsidiaries, any return of capital, or any dividends or distributions on any Restricted Investments and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by a Company or its Restricted Subsidiaries, in each case after the Issue Date (other than to the extent of the amount of the Investment that constituted a Permitted Investment which will increase the amount available under the applicable clause of the definition of “Permitted Investment”) (but, in each case, excluding any sale of, or distribution from any Taco Bell Unrestricted Entity); and

(6)                                 in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into a Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to a Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Issuers, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or any Investment in any Taco Bell Unrestricted Entity or any China Entity on the Issue Date.

(b)                                 Section 3.03(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(i)                                     the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture;

(ii)                                  (A) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of a Company (other than Disqualified Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of a Company or (B) any dividend or distribution made to the Parent to the extent such dividend or distribution is substantially concurrently contributed to the equity (other than through the issuance of Disqualified Stock or through an Excluded Contribution) of a Company; provided, however, in the case of clauses (A) and (B) that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from clause (C) of Section 3.03(a);

(iii)                               any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness that constitutes Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.02;

(iv)                              any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock of a Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary:

(A)                                             from Net Available Cash to the extent permitted under Section 3.05, but only if the Issuers shall have first complied with the terms described under Section 3.05 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(B)                                             to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Issuers shall have first complied with the terms described under Section 3.09 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(C)                                             consisting of Acquired Indebtedness (other than Indebtedness Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by a Company or a Restricted Subsidiary or (y) otherwise in connection with or contemplation of such acquisition);

(v)                                 a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of a Company or of any Parent Entity held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (v) do not exceed $35.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $70.0 million in any calendar year);

provided further that cancellation of Indebtedness owing to a Company or any Restricted Subsidiary from any future, present or former members of management, directors, employees or consultants of a Company, or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Capital Stock of a Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 3.03 or any other provisions of this Indenture;

(vi)                              the declaration and payment of dividends on Disqualified Stock of a Company or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 3.02;

(vii)                           (A) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof and (B) the payment in cash of any deferred compensation to any officer, director or employee of any Company, any Restricted Subsidiary or the Parent that was granted or issued as phantom stock or the value of which is correlated to the performance of outstanding Capital Stock of the Parent or any Company or any operating or financial results of the Parent, any Company or any Restricted Subsidiary pursuant to and in accordance with any compensation plan of the Parent, any Company or any Restricted Subsidiary;

(viii)                        dividends, loans, advances or distributions to any Parent Entity or other payments by a Company or any Restricted Subsidiary in amounts equal to (without duplication):

(A)                                             the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes;

(B)                                             amounts constituting or to be used for purposes of making payments to the extent specified in Section 3.08(b)(ii), (iii), (v) and (xv); or

(C)                                             Permitted Tax Distributions;

(ix)                              payments by a Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of a Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.03 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors);

(x)                                 Restricted Payments that are made with Excluded Contributions;

(xi)                              dividends or other distributions of Capital Stock of, or Indebtedness owed to a Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the principal asset of the Unrestricted Subsidiary is cash and Cash Equivalents);

(xii)                           distributions or payments of Securitization Fees, sales, contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Permitted Receivables Financing;

(xiii)                        any Restricted Payment made in connection with, or as part of, the Transactions, including any dividend, distribution or loan to the Parent of the net proceeds from the issuance and sale of the Notes and any borrowings under the Credit Agreement as described under “Use of Proceeds” of the Offering Memorandum, any dividends or other distributions of Capital Stock of YUM China to Parent in connection with the China Spin-Off and the payment of any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity of the Companies to permit payment by such Parent Entity of such amounts);

(xiv)                       so long as no Default or Event of Default has occurred and is continuing (or would result therefrom) (i) Restricted Payments in an aggregate amount outstanding at the time made not to exceed $500.0 million (with the fair market value of any such Restricted Payment that is an Investment being measured at the time made and without giving effect to subsequent changes in value, less the amount of any distributions, dividends, payments or other returns in respect of any such Investment provided such distributions, dividends, payments or other returns are excluded in the calculation of amounts available for Restricted Payments set forth in clause (C) of Section 3.03(a)), and (ii) any Restricted Payments, so long as, after giving pro forma effect thereto, the Consolidated Total Leverage Ratio shall be no greater than 4.00 to 1.00 or, in the case of any Restricted Payment described in Section 3.03(a)(iii), no greater than 4.25 to 1:00; and

(xv)                          so long as no Event of Default has occurred and is continuing (or would result therefrom) Restricted Payments in an aggregate amount not to exceed the amount of proceeds received from any sale of the Capital Stock of, or any dividend or distribution from, any Taco Bell Unrestricted Entity or any China Entity; provided that such proceeds are excluded in the calculation of amounts available for Restricted Payments set forth in clause (C) of Section 3.03(a).

(c)                                  For purposes of determining compliance with this Section 3.03, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in clauses (i) through (xv) of Section 3.03(b), or is permitted pursuant to Section 3.03(a), the Issuers will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such

Restricted Payment (or portion thereof) as if such Restricted Payment was made on the date of such reclassification in any manner that complies with this Section 3.03.

(d)                                 The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by such Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.  The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Issuers acting in good faith.

Section 3.04.                          Limitation on Restrictions on Distributions from Restricted Subsidiaries.  (a) The Companies shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)                                     pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to a Company or any Restricted Subsidiary;

(ii)                                  make any loans or advances to a Company or any Restricted Subsidiary; or

(iii)                               sell, lease or transfer any of its property or assets to a Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to a Company or any Restricted Subsidiary to other Indebtedness Incurred by a Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)                                 Section 3.04 shall not prohibit:

(i)                                     any encumbrance or restriction pursuant to (A) any Credit Facility or (B) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(ii)                                  this Indenture, the Notes and the Note Guarantees;

(iii)                               any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, amalgamated, consolidated or otherwise combined with or into a Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by a Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by a Company or was merged, amalgamated, consolidated or otherwise combined with or into a Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (iii), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by a Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(iv)                              any encumbrance or restriction:

(A)                                             that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(B)                                             contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of a Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(C)                                             pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of a Company or any Restricted Subsidiary;

(v)                                 any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(vi)                              any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of a Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii)                           customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments;

(viii)                        encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(ix)                              any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(x)                                 any encumbrance or restriction pursuant to Hedging Obligations;

(xi)                              other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.02 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(xii)                           restrictions created in connection with any Permitted Receivables Financing that, in the good faith determination of a Company, are necessary or advisable to effect such facility;

(xiii)                        any encumbrance or restriction arising pursuant to an agreement or instrument which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred pursuant to Section 3.02 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (A) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Issue Date or (B) either (x) the Issuers determine at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Issuers’ ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(xiv)                       any encumbrance or restriction existing by reason of any Lien permitted under Section 3.06; or

(xv)                          any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (i) to (xiv) of this Section 3.04(b) or this clause (xv) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (i) to (xiv) of this Section 3.04(b) or this clause (xv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuers).

Section 3.05.                          Limitation on Sales of Assets and Subsidiary Stock.  (a) The Companies shall not, and shall not permit any of their respective Restricted Subsidiaries to, make any Asset Disposition unless:

(i)                                     such Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Issuers, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(ii)                                  in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise), together with all other Asset Dispositions since the Issue Date (on a cumulative basis), received by such Company or such Restricted Subsidiary, as the case may be, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), is in the form of cash or Cash Equivalents; and

(iii)                               an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:

(A)                                             to the extent a Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (x) to prepay, repay or purchase any Indebtedness of a Non-Guarantor (other than Indebtedness owed to a Company or any Restricted Subsidiary) or any Secured Indebtedness, including Indebtedness under the Credit Agreement within 365 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (A), a Company or Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (y) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided further that, to the extent a Company redeems, repays or repurchases Pari Passu Indebtedness pursuant to this clause (y), the Issuers shall equally and ratably reduce Obligations under the Notes of a series as provided under Section 5.07 or Section 5.08, as applicable, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in this Section 3.05 for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; and/or

(B)                                             to the extent a Company or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by a Company or another Restricted Subsidiary) within 365 days from the later of (x) the date of such Asset Disposition and (y) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, a Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds;

provided that, pending the final application of the amount of any such Net Available Cash in accordance with clause (A) or clause (B) of this Section 3.05(a)(iii), a Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b)                                 The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 3.05(a) will be deemed to constitute “Excess Proceeds” under this Indenture.  If the aggregate amount of Excess Proceeds under this Indenture exceeds $100.0 million, the Issuers will within 20 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes of each series issued under this Indenture and, to the extent the Issuers elect, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes of each series and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.  The Issuers will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Note Register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice.  The

Issuers may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to any unapplied Excess Proceeds.

(c)                    To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture.  If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes of each series and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes of each series and Pari Passu Indebtedness; provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination.  Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.  Additionally, the Issuers may, at their option, make an Asset Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition.  Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Issuers may use such Net Available Cash for any purpose not prohibited by this Indenture.

(d)                   To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuers upon converting such portion into U.S. dollars.

(e)                    Notwithstanding any other provisions of this Section 3.05, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.05, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Issuers hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions available under the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Available Cash will be promptly (and in any event not later than ten (10) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) in compliance with this Section 3.05 and (ii) to the extent that the Issuers have determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any repatriation whereby doing so the Companies or any Restricted Subsidiary would Incur a tax liability, including as a result of a dividend or deemed dividend, or a withholding tax, but taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Available Cash, the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary.

(f)                                   For the purposes of Section 3.05(a)(ii) hereof, the following will be deemed to be cash:

(i)                                     the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of a Company or a Restricted Subsidiary (other than Subordinated Indebtedness of a Company or a Guarantor) and the release of such Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii)                                  securities, notes or other obligations received by a Company or any Restricted Subsidiary from the transferee that are converted by such Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii)                               Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Companies and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv)                              consideration consisting of Indebtedness of a Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not a Company or any Restricted Subsidiary; and

(v)                                 any Designated Non-Cash Consideration received by a Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.05 that is at that time outstanding, not to exceed the greater of $250.0 million and 17.50% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(g)                                  Upon the commencement of an Asset Disposition Offer, the Issuers shall send, or cause to be sent, by first class mail or electronically, a notice to the Trustee and to each Holder at its registered address.  The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes of each series pursuant to the Asset Disposition Offer.  Any Asset Disposition Offer shall be made to all Holders of each series.  The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(i)                                     that the Asset Disposition Offer is being made pursuant to this Section 3.05 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment (unless prorated);

(ii)                                  the Asset Disposition payment amount, the Asset Disposition offered price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notices is mailed (the “Asset Sale Payment Date”);

(iii)                               that any Notes not tendered or accepted for payment shall continue to accrue interest in accordance with the terms thereof;

(iv)                              that, unless the Issuers default in making such payment, any Notes accepted for payment pursuant to the Asset Disposition Offer shall cease to accrue interest on and after the Asset Sale Payment Date;

(v)                                 that Holders electing to have any Notes purchased pursuant to any Asset Disposition Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice at least three Business Days before the Asset Sale Payment Date;

(vi)                              that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than two Business Days prior to the Asset Sale Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(vii)                           that if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Disposition payment amount, the Issuers shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuers so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased); and

(viii)                        that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(h)                                 If the Asset Sale Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(i)                                     On the Asset Sale Payment Date, the Issuers will, to the extent permitted by law,

(i)                                     accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Asset Disposition Offer,

(ii)                                  deposit with the Paying Agent an amount equal to the aggregate Asset Disposition payment in respect of all Notes or portions thereof so tendered, and

(iii)                               deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(j)                                    The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this Section 3.05.  To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue thereof.

Section 3.06.                          Limitation on Liens.  (a) The Companies shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, Incur or permit to exist any Lien (except Permitted Liens) (each an “Initial Lien”) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of any of the Companies or any Subsidiary Guarantor, unless:

(i)                                     in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien; and

(ii)                                  in all other cases, the Notes and the related Note Guarantees are equally and ratably secured by a lien on such property, assets or proceeds.

(b)                                 Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 3.06 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c)                                  With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 3.07.                          Limitation on Guarantees.  (a) The Companies (i) will not permit any of their Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and any non-Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries that Guarantee, or are a co-issuer of, other capital markets debt securities of a Company or any Restricted Subsidiary or Guarantee all or a portion of, or are a co-borrower under, the Credit Agreement), other than a Subsidiary Guarantor, to (A) Guarantee the payment of any Indebtedness of the Issuers or any Guarantor, or (B) incur any Indebtedness under the Credit Agreement and (ii) will not permit any other Restricted Subsidiary that is not a Subsidiary Guarantor to Guarantee the payment of any Indebtedness under the Credit Agreement, in each case, unless:

(1)                                 such Restricted Subsidiary within 10 days  executes and delivers to the Trustee a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary, and with respect to a Guarantee of Indebtedness of the Issuers or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such other Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee; and

(2)                                 such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Companies or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under the Notes and this Indenture, provided that this Section 3.07 shall not be applicable (x) to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (y) in the event that the Note Guarantee by such Restricted Subsidiary would not be permitted under applicable law.

(b)                                 The Issuers may elect, in their sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor.

Section 3.08.                          Limitation on Affiliate Transactions.  (a) The Companies shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Companies (an “Affiliate Transaction”) involving aggregate value in excess of $20.0 million unless:

(i)                                     the terms of such Affiliate Transaction taken as a whole, in the good faith determination of the Issuers, are not materially less favorable to such  Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(ii)                                  in the event such Affiliate Transaction involves an aggregate value in excess of $50.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of each Issuer.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.08(a)(ii)) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b)                                 Section 3.08(a) shall not apply to:

(i)                                     any Restricted Payment permitted to be made pursuant to Section 3.03, or any Permitted Investment and entering into any agreement pursuant to which any such Restricted Payment or Permitted Investment is made;

(ii)                                  any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of a Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of such Company or Parent Entity, in each case in the ordinary course of business or consistent with past practice;

(iii)                               any Management Advances and any waiver or transaction with respect thereto;

(iv)                              any transaction between or among the Companies or among the Companies and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(v)                                 the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Companies or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(vi)                              the entry into and performance of obligations of a Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date (including, without limitation, the agreements with the Taco Bell Unrestricted Entities described in the Offering Memorandum) or (b) to be entered into in connection with the China Spin-Off as described in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions” or any agreements or instruments ancillary thereto, in the case of subclauses (a) and (b), as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.08 or to the extent such agreements and instruments as so amended, modified, supplemented, extended, renewed or refinanced, taken as a whole, are on a basis substantially similar to the agreements and instruments described in the Offering Memorandum or in a manner that would not be materially adverse to the Holders of the Notes from that described in the Offering Memorandum, as conclusively determined by the Issuers in good faith;

(vii)                           any customary transaction with a Securitization Subsidiary effected as part of a Permitted Receivables Financing and any disposition of Securitization Assets or related assets in connection with any Permitted Receivables Financing and any repurchase of Securitization Assets pursuant to a Securitization Repurchase Obligation;

(viii)                        transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to a Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party, in each case, in the reasonable determination of the Board of Directors or the senior management of such Company or the relevant Restricted Subsidiary;

(ix)                              any transaction between or among a Company or any Restricted Subsidiary and any Affiliate of a Company or an Associate or similar entity (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because a Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(x)                                 issuances or sales of Capital Stock (other than Disqualified Stock) of a Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of a Company or any Restricted Subsidiary;

(xi)                              the Transactions and any structuring transactions between or among any Company or any Restricted Subsidiary and the Parent or any China Entity (including, but not limited to, transfers of Capital Stock, sales of assets and repayments of intercompany payables or loans) in anticipation of and in connection with the China Spin-Off that collectively result in a Spin-Off or separation of the China Entities substantially similar to the China Spin-Off described in the Offering Memorandum or that would not be materially adverse to the Holders of the Notes from that described in the Offering Memorandum, in each case, as conclusively determined by the Issuers in good faith, and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the Transactions;

(xii)                           transactions in which a Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to such Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.08(a)(i);

(xiii)                        the existence of, or the performance by a Company or any Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by such Company or such Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause (xiii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(xiv)                       (A) investments by Affiliates in securities of a Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by such Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (B)  payments to Affiliates in respect of securities of such Company or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than such Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(xv)                          payments by a Company and its Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of Related Taxes, income taxes (not in excess of the amount that the payor and its subsidiaries would have had to pay on a standalone basis) and Parent Entity Expenses among the Companies or among a Company and its Restricted Subsidiaries and any Parent Entity on customary terms to the extent attributable to the ownership or operation of such Company and its Restricted Subsidiaries and the entering into any such agreements; and

(xvi)                       transactions entered into by an Unrestricted Subsidiary with an Affiliate (other than a Company or a Restricted Subsidiary) prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary under Section 3.18 and not in contemplation thereof.

Section 3.09.                          Change of Control.  (a) If a Change of Control occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all the outstanding Notes of a series under Section 5.07 or Section 5.08, as applicable, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described in this Section 3.09 (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date.  Within 30 days following any Change of Control, the Issuers will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Note Register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and with the following information:

(i)                                     that a Change of Control Offer is being made pursuant to this Section 3.09, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(ii)                                  the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described in clause (viii) below (the “Change of Control Payment Date”);

(iii)                               that any Note not properly tendered will remain outstanding and continue to accrue interest;

(iv)                              that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(v)                                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)                              that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such

Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(vii)                           that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(viii)                        if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(ix)                              the other instructions, as determined by the Issuers, consistent with this Section 3.09, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(b)                                 On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(i)                                     accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(ii)                                  deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(iii)                               deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c)                                  The Issuers will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii)

a notice of redemption of all outstanding Notes of a series has been given pursuant to this Indenture as described under Section 5.07 or Section 5.08, as applicable, unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.  Notwithstanding anything to the contrary in this Section 3.09, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)                                 The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

Section 3.10.                          Reports.  (a) Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Issuers will furnish to the Trustee or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within 15 days after the time periods specified below:

(i)                                     within 90 days after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K for the Companies (if the Companies as a group were required to file such reports), or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Companies’ independent registered public accounting firm;

(ii)                                  within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all financial information that would be required to be contained in a quarterly report on Form 10-Q for the Companies (if the Companies as a group were required to file such reports), or any successor or comparable form, file with the SEC; and

(iii)                               within four business days of the applicable event, all current reports that would be required to be filed by the Companies with the SEC on Form 8-K or any successor or comparable form (if the Companies as a group were required to file such reports under Section 15(d) of the Exchange Act), provided that the foregoing shall not obligate the Companies to make available any information otherwise required to be included on a Form 8-K regarding the occurrence of any such events if the Issuers determine in good faith that such event is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Companies and the Restricted Subsidiaries taken as a whole;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided, however, that the Companies shall not be required to provide the type of information contemplated by Rule 3-10 of Regulation S-X. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuers will be deemed to have satisfied their obligations with respect thereto at such time and any Default with respect to a series of Notes with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.01 if Holders of at least 25% in principal amount of the then total outstanding Notes (whether a single or both series), voting as a single class, have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes of such or both series to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.  In addition, to the extent not satisfied by the foregoing, the Issuers will agree that, for so long as any Notes are outstanding, they will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

(b)                                 Notwithstanding anything to the contrary set forth in this Section 3.10, the Issuers shall be deemed to have satisfied their obligations in this Section 3.10 relating to the Companies by furnishing to the Trustee or filing electronically with the Commission through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods set forth above, the annual, quarterly and current reports of a Parent Entity that is subject to reporting requirements of Section 13 or 15(d) of the Exchange Act; provided that, with respect to the annual reports on Form 10-K and quarterly reports on Form 10-Q (or any applicable successor forms for annual and quarterly reporting), the following additional information is included within such reports (or posted on the website of such Parent Entity): (i) a discussion within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such reports, which explains in reasonable detail and in a manner consistent with the presentation for the “Restricted Group” in the Offering Memorandum the differences between the information relating to such Parent Entity or Parent Entities and its consolidated Subsidiaries, on the one hand, and the information relating to the Companies and their respective Restricted Subsidiaries on a combined standalone basis, on the other hand, and (ii) the following financial and operational information for the Companies and their respective Restricted Subsidiaries on a combined standalone basis: restaurant unit count (broken out by brand and by franchise vs. company-owned); revenue; operating profit; Financing EBITDA (in substantially the manner presented in the Offering Memorandum, with a reconciliation to operating profit or net income); capital expenditures; refranchising proceeds; total debt; and cash and cash equivalents.  For the avoidance of doubt, the additional information referred to in the preceding sentence need not be audited.

(c)                                  Delivery under this Section 3.10 of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 3.11.                          Maintenance of Office or Agency.  The Issuers will maintain an office or agency where the Notes will be payable and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served.  The Corporate Trust Office of the Trustee shall be such office or agency of the Issuers unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes.  The Issuers will give prompt written notice to the Trustee of any change in the location of any such office or agency.  If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as its agent to receive all such presentations and surrenders.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation.  The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.  The office of Trustee shall not be an office or agency of the Issuers for service of process on the Issuers.

Section 3.12.                          Corporate Existence.  Except as otherwise provided in this Article 3, Article 4 and Section 10.02(b), and except in connection with the Transactions, the Companies will do or cause to be done all things necessary to preserve and keep in full force and effect their corporate or limited liability company existence, as applicable, and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Companies and each Restricted Subsidiary; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Issuers determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and each of the Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.  Notwithstanding the foregoing, this Section 3.12 shall not prohibit the sale or disposition of any Company, Restricted Subsidiary or any of their respective assets, in each case, made in accordance with Section 3.05 and Section 4.01.

Section 3.13.                          Payment of Taxes.  The Issuers shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Companies or any Restricted Subsidiary; provided, however, that the Issuers shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuers), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous in any material respect to the Holders.

Section 3.14.                          Compliance Certificate.  The Issuers shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuers an Officer’s Certificate, the signers of which shall be the Chief Executive Officer, Chief Financial Officer or the Treasurer of each Issuer, stating that in the course of the performance by each signer of his or her duties as an Officer of such Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not such signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date.  If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuers are taking or proposes to take with respect thereto.

Section 3.15.                          Further Instruments and Acts.  Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuers will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 3.16.                          Statement by Officers as to Default.  The Issuers shall deliver to the Trustee, as soon as possible and in any event within 30 days after any of the Issuers becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuers are taking or proposes to take with respect thereto.

Section 3.17.                          Suspension of Certain Covenants.  (a) Following the first day: (i) the Notes of a series have achieved Investment Grade Status; and (ii) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day and continuing until the Reversion Date (as defined in Section 3.17(b)), the Companies and their Restricted Subsidiaries will not be subject to Sections 3.02, 3.03, 3.04, 3.05, 3.07, 3.08 and 4.01(a)(iii) (collectively, the “Suspended Covenants”).

(b)                                 If at any time the applicable series of Notes ceases to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended with respect to such Notes (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes of such series subsequently attain Investment

Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect until the Notes of such series cease to have Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture with respect to a series of Notes or the Note Guarantees of such series with respect to the Suspended Covenants based on, and none of the Companies nor any of their Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below) that were permitted at such time, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date that were permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.  The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

(c)                                  On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.02(b)(iv)(B).  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.03 will be made as though Section 3.03 had been in effect since the Issue Date and throughout the Suspension Period; provided, that, no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, unless such designation would have complied with Section 3.03 as if Section 3.03 would have been in effect during such period.  Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 3.03(a).  During the Suspension Period, any future obligation to grant further Note Guarantees shall be suspended.  All such further obligation to grant Note Guarantees shall be reinstated upon the Reversion Date.

(d)                                 The Issuers shall provide the Trustee with notice of each date of suspension of the covenants pursuant to this Section 3.17 or Reversion Date within five Business Days of the occurrence thereof.  The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date.

Section 3.18.                          Designation of Restricted and Unrestricted Subsidiaries.  (a) The Issuers may designate any Specified Guarantor or any Subsidiary of a Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(i)                                     such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, a Company or any other Subsidiary of a Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(ii)                                  such designation and the Investment of a Company in such Subsidiary complies with Section 3.03; and

(iii)                               such designation would not cause a Default.

Notwithstanding the foregoing, the entities described in clauses (a) and (b) in the definition of “Unrestricted Subsidiaries” shall be designated as Unrestricted Subsidiaries on the Issue Date, and such designation shall not be deemed a Restricted Payment under Section 3.03.

(b)                                 If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Companies and their Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.03 or under one or more clauses of the definition of Permitted Investments, as determined by the Issuers.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Issuers may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(c)                                  Any designation of a Subsidiary of the Companies as an Unrestricted Subsidiary will be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.03.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of a Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.02, the Issuers will be in default of Section 3.02.

(d)                                 The Issuers may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of a Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of a Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under Section 3.02 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default would be in existence following such designation.  Any such designation by the Issuers shall be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Article 4
SUCCESSOR ISSUER; SUCCESSOR PERSON

Section 4.01.                          Merger, Amalgamation and Consolidation.  (a) No Issuer will consolidate with or merge or amalgamate with or into any Person nor will any Issuer, in a single transaction or a series of related transactions, convey, transfer or lease all or substantially all the property and assets of the Companies and their Restricted Subsidiaries, taken as a whole, to, any Person, unless:

(i)                                     the resulting, surviving or transferee Person (the “Successor Issuer”) will be a Person organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia, and the Successor Issuer (if not such Issuer), by supplement to this Indenture, will expressly assume all the obligations of such Issuer under the Notes and this Indenture and if such Successor Issuer is not a corporation, at least one co-obligor of the Notes is a corporation organized or existing under such laws;

(ii)                                  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Issuer or any Subsidiary of the applicable Successor Issuer as a result of such transaction as having been Incurred by the applicable Successor Issuer or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)          immediately after giving effect to such transaction, either (A) the applicable Successor Issuer would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.02(a) or (B) the Fixed Charge Coverage Ratio after giving effect to such transaction would not be lower than it was immediately prior and after giving effect to such transaction; and

(iv)                              the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the applicable Successor Issuer (in each case, in form satisfactory to the Trustee), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Section 4.01(a)(ii) and (iii).

(b)                        Notwithstanding the foregoing, an Issuer may consolidate with, or merge or amalgamate with or into any Person that is not a Company or a Restricted Subsidiary without complying with Section 4.01(a); provided that (i) such Issuer is no longer a Subsidiary of Parent, (ii) such Issuer, together with its Restricted Subsidiaries, does not constitute all or substantially all the property and assets of the Companies and their Restricted Subsidiaries, taken as a whole, and (iii) such transaction is in compliance with Section 3.05 as if such covenant applied to such transaction. The successor to such Issuer shall not be considered an “Issuer” under this Indenture thereafter and upon consummation of such transaction shall be released of all obligations of such Issuer under the Notes and this Indenture.

(c)                                  For purposes of this Section 4.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Person, which properties and assets, if held by such Person instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Person on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Person.  Any reference to the merger, amalgamation or consolidation of a Person, or the conveyance, transfer or lease of all or substantially all of the assets of such Person, shall include any such transaction by way of a plan of arrangement and any arrangement having a similar effect.

(d)                                 The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the applicable Person under the Notes and this Indenture, and except in the case of a lease, the predecessor company will be released from its obligations under the Notes and this Indenture.

(e)           Notwithstanding Section 4.01(a)(ii), (a)(iii) and (a)(iv) (which do not apply to transactions referred to in this sentence), (i) any Company or any Restricted Subsidiary of a Company may consolidate or otherwise combine with, merge or amalgamate with or into or transfer all or part of its properties and assets to an Issuer and (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge or amalgamate into or transfer all or part of its properties and assets to any other Restricted Subsidiary. Notwithstanding Section 4.01(a)(ii) and (a)(iii) (which do not apply to the transactions referred to in this sentence), an Issuer may consolidate or otherwise combine with or merge or amalgamate into an Affiliate incorporated or organized for the purpose of changing the legal domicile of such Issuer, reincorporating such Issuer in another jurisdiction, or changing the legal form of such Issuer. In addition, for purposes of this Section 4.01(e), sales, transfers, leases or other dispositions of restaurants and related assets of a Person to franchisees, including through the sale of Equity Interests of Persons owning such assets, that are made pursuant to clause (xxv) under the definition of “Asset Disposition” shall not constitute the conveyance, transfer or lease of all or substantially all of the assets of such Person.

(f)                                   No Specified Guarantor nor any Subsidiary Guarantor may

(i)                                     consolidate with or merge or amalgamate with or into any Person, or

(ii)                                  sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(iii)                               permit any Person to merge or amalgamate with or into such Guarantor,

unless

(A)            the other Person is an Issuer, a Specified Guarantor or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

(B)            (1) either (x) such Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person by supplement to this Indenture expressly assumes all of the obligations of such Guarantor under its Note Guarantee and this Indenture; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C)            the transaction constitutes a sale or other disposition (including by way of consolidation, merger or amalgamation) of such Guarantor or the sale or disposition of all or substantially all the assets of such Guarantor (in each case other than to a Company or a Restricted Subsidiary) otherwise permitted by this Indenture.

(g)                                  Parent will not consolidate with or merge or amalgamate with or into or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)                                     the resulting, surviving or transferee Person (the “Successor Parent”) will by supplement to this Indenture expressly assume all of the obligations of Parent under its Note Guarantee and this Indenture; and

(ii)                                  the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the applicable Successor Parent (in each case, in form satisfactory to the Trustee).

(h)                                 For the avoidance of doubt, the China Spin-Off shall not constitute the conveyance, transfer or lease of all or substantially all of the property and assets of (A) the Companies and their Restricted Subsidiaries, taken as a whole, (B) any Specified Guarantor or any Subsidiary Guarantor, or (C) the Parent, triggering the application of this Section 4.01.

Article 5
REDEMPTION OF SECURITIES

Section 5.01.                          Notices and Opinions to Trustee.  (a) If the Issuers elect to redeem Notes of a series pursuant to the optional redemption provisions of Section 5.07 or Section 5.08 hereof, as applicable, it must furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(i)                                     the clause of this Indenture pursuant to which the redemption shall occur;

(ii)                                  the Redemption Date;

(iii)                               the principal amount of Notes and the series of Notes to be redeemed; and

(iv)                              the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuers at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 5.02.                          Selection of Notes to Be Redeemed or Purchased.  If less than all of the Notes of a series are to be redeemed at any time, the Trustee will select the Notes of such series for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes of such series are listed, as certified to the Trustee by the Issuers, and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes of such series are not held through DTC or DTC prescribes no method of selection, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

Section 5.03.                          Notice to Redemption.  (a) At least 30 days but not more than 60 days before a Redemption Date, the Issuers will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the Note Register or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes of a series or a satisfaction and discharge of this Indenture with respect to a series of Notes pursuant to Articles 8 or 11 hereof.

(b)                                 The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(i)                                     the Redemption Date;

(ii)                                  the redemption price;

(iii)                               if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(iv)                              the name and address of the Paying Agent;

(v)                                 that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi)                              that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(vii)                           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii)                        that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(ix)                              any conditions to redemption.

(c)                                  If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note.  In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.  Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption.  On and after the Redemption Date, unless the Issuers default in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

(d)                                 Upon receipt of the Issuers’ written request, the Trustee will give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers’ have delivered to the Trustee, at least five Business Days (or such shorter period as may be agreed to by the Trustee) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 5.03, an Officer’s Certificate requesting that the Trustee give such notice, which shall include a form of the notice setting forth the information provided in the preceding paragraphs of this Section 5.03.

Section 5.04.                          Effect of Notice of Redemption.  Once notice of redemption is sent in accordance with Section 5.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price subject to satisfaction of any conditions precedent specified therein.  Notice of any redemption of the Notes in connection with a corporate transaction (including an Equity Offering (in the case of redemption pursuant to Section 5.07(b) or Section 5.08(b) hereof), an incurrence of Indebtedness or a Change of Control (in the case of purchase pursuant to Section 3.09 hereof)) may, at the Issuers’ discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction.  If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.  In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

Section 5.05.                          Deposit of Redemption or Purchase Price.  Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.01 hereof.

Section 5.06.                          Notes Redeemed or Purchased in Part.  Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

Section 5.07.                          Optional Redemption of the 2024 Notes.  (a) At any time prior to June 1, 2019, the Issuers may redeem the 2024 Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of 2024 Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 100% of the principal amount of such 2024 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders of the 2024 Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)                                 At any time and from time to time prior to June 1, 2019, the Issuers may redeem the 2024 Notes with the net cash proceeds received by the Issuers from any Equity Offering at a redemption price equal to 105.00% plus accrued and unpaid interest to the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the 2024 Notes (including any 2024 Additional Notes); provided that (i) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (ii) not less than 50% of the original aggregate principal amount of the 2024 Notes issued under this Indenture (including any 2024 Additional Notes) remains outstanding immediately thereafter (excluding 2024 Notes held by the Companies or any of their Restricted Subsidiaries).  The Trustee shall select the 2024 Notes to be purchased in the manner described under Sections 5.01 through 5.06.

(c)                                  Notwithstanding the foregoing, in connection with any tender offer for the 2024 Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding 2024 Notes validly tender and do not withdraw such 2024 Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchases all of the 2024 Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all 2024 Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(d)                                 Except pursuant to paragraphs (a), (b) and (c) of this Section 5.07, the 2024 Notes will not be redeemable at the Issuers’ option prior to June 1, 2019.

(e)                                  At any time and from time to time on or after June 1, 2019, the Issuers may redeem the 2024 Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of 2024 Notes to the address of such Holder appearing in the Notes Register at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the 2024 Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 1 of the year indicated below:

Year	Percentage
2019	103.75%
2020	102.50%
2021	101.25%
2022 and thereafter	100.000%

(f)                                   Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the 2024 Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)                                  Any redemption pursuant to this Section 5.07 shall be made pursuant to the provisions of Sections 5.01 through 5.06.

Section 5.08.                          Optional Redemption of the 2026 Notes.  (a) At any time prior to June 1, 2021, the Issuers may redeem the 2026 Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of 2026 Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 100% of the principal amount of such 2026 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the Redemption Date, subject to the rights of Holders of the 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)                                 At any time and from time to time prior to June 1, 2019, the Issuers may redeem the 2026 Notes with the net cash proceeds received by the Issuers from any Equity Offering at a redemption price equal to 105.25% plus accrued and unpaid interest to the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the 2026 Notes (including any 2026 Additional Notes); provided that (i) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (ii) not less than 50% of the original aggregate principal amount of the 2026 Notes issued under this Indenture (including any 2026 Additional Notes) remains outstanding immediately thereafter (excluding 2026 Notes held by the Companies or any of their Restricted Subsidiaries).  The Trustee shall select the 2026 Notes to be purchased in the manner described under Sections 5.01 through 5.06.

(c)                                  Notwithstanding the foregoing, in connection with any tender offer for the 2026 Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding 2026 Notes validly tender and do not withdraw such 2026 Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchases all of the 2026 Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all 2026 Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(d)                                 Except pursuant to paragraphs (a), (b) and (c) of this Section 5.08, the 2026 Notes will not be redeemable at the Issuers’ option prior to June 1, 2021.

(e)                                  At any time and from time to time on or after June 1, 2021, the Issuers may redeem the 2026 Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of 2026 Notes to the address of such Holder appearing in the Notes Register at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the 2026 Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 1 of the year indicated below:

Year	Percentage
2021	102.625%
2022	101.750%
2023	100.875%
2024 and thereafter	100.000%

(f)                                   Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the 2026 Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)                                  Any redemption pursuant to this Section 5.08 shall be made pursuant to the provisions of Sections 5.01 through 5.06.

Section 5.09.                          Mandatory Redemption.  The Issuers are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided however, that the Issuers are required to offer to purchase Notes as specified under Section 3.05 and Section 3.09.  The Issuers may at any time and from time to time purchase Notes of either series in the open market or otherwise.

Article 6
DEFAULTS AND REMEDIES

Section 6.01.                          Events of Default.  (a) Each of the following is an “Event of Default” under this Indenture with respect to each series of Notes:

(i)                                     default in any payment of interest on any Note of such series when due and payable, continued for 30 days;

(ii)                                  default in the payment of the principal amount of or premium, if any, on any Note of such series issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(iii)                               failure to comply for 60 days (or, in the case of the covenant described under Section 3.10 hereof, 180 days) after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding Notes of each series affected, voting as a single class, with any other agreement or obligation contained in this Indenture;

(iv)                              default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by a Company or any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by a Company or any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary)) other than Indebtedness owed to a Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A)                               is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B)                               results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(v)                                 Any Company or any Significant Subsidiary or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary;

(A)                               commences a voluntary bankruptcy or insolvency case or proceeding under any Bankruptcy Law;

(B)                               consents to the entry of an order for relief against it in an involuntary bankruptcy or insolvency case or proceeding under any Bankruptcy Law;

(C)                               consents to the appointment of a Custodian of it or for substantially all of its property;

(D)                               makes a general assignment for the benefit of its creditors pursuant to any Bankruptcy Law;

(E)                                consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)                                 takes any comparable action under any foreign laws relating to insolvency;

(vi)                              a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                               is for relief against any Company or any Significant Subsidiary, or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary, in an involuntary bankruptcy or insolvency case or proceeding;

(B)                               appoints a Custodian of any Company or any Significant Subsidiary or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary, for substantially all of the property of any Company or such Significant Subsidiary or such group of Restricted Subsidiaries, as applicable;

(C)                               orders the winding up or liquidation of any Company or any Significant Subsidiary, or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary; or

(D)                               any similar relief is granted under any foreign laws;

and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(vii)                           failure by any Company or any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $100.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(viii)                        (A) any Note Guarantee ceases to be in full force and effect, other than (i) in accordance with the terms of this Indenture or (ii) due to the bankruptcy of any Guarantor that does not constitute an Event of Default under clauses (v) and (vi) above; or (B) a Guarantor denies or disaffirms its obligations under its Note Guarantee;

(b)                                 Notwithstanding the foregoing, a default under Section 6.01(a)(iii) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes affected (whether a single or both series), voting as a single class, notify the Issuers of the default and the Issuers do not cure such default within the time specified in  Section 6.01(a)(iii) after receipt of such notice.

Section 6.02.                          Acceleration.  (a) If an Event of Default (other than an Event of Default described in Section 6.01(a)(v) or (vi) with respect to any of the Companies) occurs and is continuing with respect to Notes of a series, the Trustee by notice to the Issuers or the Holders of at least 25% in principal amount of the outstanding Notes affected (whether a single or both series), voting as a single class, by written notice to the Issuers and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes of such series to be due and payable.  Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately.

In the event of any Event of Default specified in Section 6.01(a)(iv), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(i)                                     (x) the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z) if the default that is the basis for such Event of Default has been remedied or cured; and

(ii)                                  (A) the annulment of the acceleration of the Notes of such series would not conflict with any judgment or decree of a court of competent jurisdiction; and

(B) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes of such series that became due solely because of the acceleration of the Notes of such series, have been cured or waived.

(b)                                 If an Event of Default described in Section 6.01(a)(v) or Section 6.01(a)(vi) with respect to any of the Companies occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes of each series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c)                                  (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another Default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default shall also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 3.10, or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 3.10 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified herein.

Section 6.03.                          Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest on the Notes of such series or to enforce the performance of any provision of the Notes of such series or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes of such series or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

Section 6.04.                          Waiver of Past Defaults.  The Holders of a majority in aggregate principal amount of the then outstanding Notes affected (whether a single or both series), voting as a single class, by written notice to the Trustee may, on behalf of all of the Holders of such series, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note of such series or (ii) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes of such series and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) the Issuers have paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (iv) of Section 6.01, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.  When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.05.                          Control by Majority.  The Holders of a majority in principal amount of the outstanding Notes affected (whether a single or both series), voting as a single class, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes of such series.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.01 and 7.02, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to the Trustee against all losses, liabilities and expenses that may be caused by taking or not taking such action.

Section 6.06.                          Limitation on Suits.  Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a)                                 such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)                                 Holders of at least 25% in principal amount of the outstanding Notes affected (whether a single or both series), voting as a single class, have requested in writing the Trustee to pursue the remedy;

(c)                                  such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)                                 the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(e)                                  the Holders of a majority in principal amount of the outstanding Notes affected (whether a single or both series), voting as a single class, have not given the Trustee a written direction that is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07.                          Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.06), the contractual right of any Holder expressly set forth in this Indenture and the Notes to receive payment of principal of, premium, if any, or interest on the Notes of each series held by such Holder, on or after the respective due dates expressed or provided for in the Notes of such series, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08.                          Collection Suit by Trustee.  If an Event of Default specified in Section 6.01(a)(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

Section 6.09.                          Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Companies, their respective Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, compromise, adjustment or composition affecting the Notes of either series or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.                          Priorities.  (a) If the Trustee collects any money or property pursuant to this Article 6 or, after an Event of Default, any money or other property is distributable in respect of the Issuers’ obligations under this Indenture, the Trustee shall pay out the money or property in the following order:

FIRST: to the Trustee (including any predecessor trustee) for amounts due to it under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Issuers, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)                                 The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Issuers shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11.                          Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuers, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

Article 7
TRUSTEE

Section 7.01.                          Duties of Trustee.  (a) In case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise that a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                                 Except during the continuance of an Event of Default:

(i)                                     the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture and the Notes and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)                                  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c)                                  The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i)                                     this paragraph does not limit the effect of paragraphs (b) or (d) of this Section 7.01;

(ii)                                  the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)                               the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)                                 No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e)                                  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(f)                                   Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)                                  Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

Section 7.02.                          Rights of Trustee.  Subject to Section 7.01:

(a)                                 The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person or Persons.  The Trustee need not investigate any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document.  The Trustee shall receive and retain financial reports and statements of the Issuers as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuers.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)                                  The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)                                 The Trustee shall not be liable for any action it takes, suffers or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)                                  The Trustee may consult with counsel of its selection, and the advice or any opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in reliance on the advice or opinion of such counsel.

(f)                                   The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless written notice of such Default or Event of Default or of any such Significant Subsidiary is received by a Trust Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(g)                                  The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h)                                 The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the losses, liabilities and expenses which may be incurred therein or thereby.

(i)                                     The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j)                                    Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officer’s Certificate and/or an Opinion of Counsel.

(k)                                 The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Companies and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)                                     The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)                             The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)                                 In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o)                                 Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by one Officer of each of the Issuers.

(p)                                 Upon request of the Issuers, the Trustee is authorized and instructed for and on behalf of the Holders to enter into a non-disturbance agreement substantially in the form attached as Exhibit E hereto and to perform its duties and obligations thereunder and the Trustee and the Holders shall be bound thereby.  The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in connection with such non-disturbance agreement.

(q)                                 In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) if a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to or related to this Indenture, the Issuers agree (i) to provide to the Trustee sufficient information about Holders or other applicable parties and/ or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable law for which the Trustee shall not have any liability, and (iii) to hold harmless the Trustee for any losses it may suffer due to the actions it takes to comply with such Applicable Law.  The terms of this clause (q) shall survive the termination of this Indenture.

Section 7.03.         Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, the Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.  In addition, the Trustee shall be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest as defined under TIA Section 310(b), the Trustee must (a) eliminate such conflict within 90 days of acquiring such conflicting interest, (b) apply to the SEC for permission to continue acting as Trustee or (c) resign.

Section 7.04.                          Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes, shall not be accountable for the Issuers’ use or application of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuers pursuant to the terms of this Indenture and shall not be responsible for any recital or statement contained in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture.  The Trustee shall have no duty to monitor or investigate the Issuers’ compliance with or the breach of, or cause to be performed or observed, any representation, warranty, covenant or agreement of any Person, other than the Trustee, made in this Indenture.

Section 7.05.                          Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if a Trust Officer is informed of such occurrence by the Issuers, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after being notified by the Issuers.  Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06.                          Reports by Trustee to Holders.  Within 60 days after each May 15 beginning May 15, 2017, the Trustee shall mail to each Holder a brief report dated as of such May 15 that complies with TIA Section 313(a) if and to the extent required thereby.  The Trustee also shall comply with TIA Section 313(c).

Section 7.07.                          Compensation and Indemnity.  The Issuers shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuers and the Trustee shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee.  The Issuers shall, jointly and severally, indemnify the Trustee or any predecessor Trustee and their officers, directors, employees and agents against any and all fees, loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a court of competent jurisdiction, arising out of or in connection with this Indenture, the Notes, the acceptance or administration of the trust or trusts hereunder and the performance of its powers or duties hereunder and under the Notes, including the fees, costs and expenses of enforcing this Indenture (including this Section 7.07) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuers, any other Person or otherwise).  The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity of which it has received written notice.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder.  The Issuers shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuers’ expense in the defense.  The Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel; provided that the Issuers shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Issuers and the Trustee in connection with such defense; provided further that, the Issuers shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Issuers’ payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee.  Such lien shall survive the satisfaction and discharge of this Indenture and the Notes, the termination for any reason of this Indenture and the resignation or removal of the Trustee.  The Trustee’s respective right to receive payment of any amounts due under this Section 7.07 shall not be subordinate to any other liability or Indebtedness of the Issuers.

The Issuers’ payment obligations pursuant to this Section 7.07 shall survive the discharge of this Indenture, the termination for any reason of this Indenture and the resignation or removal of the Trustee.  Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in Section 6.01(a)(v) or (vi), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08.                          Replacement of Trustee.  The Trustee may resign at any time by so notifying the Issuers in writing not less than 30 days prior to the effective date of such resignation.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuers’ written consent, which consent will not be unreasonably withheld.  If:

(a)                                 the Trustee fails to comply with Section 7.10 hereof;

(b)                                 the Trustee is adjudged bankrupt or insolvent;

(c)                                  a receiver or other public officer takes charge of the Trustee or its property; or

(d)                                 the Trustee otherwise becomes incapable of acting,

then the Companies may remove the Trustee, or any Holder who has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee.

Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee. Notwithstanding the preceding sentence, if the Trustee resigns or is removed by the Issuers or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall, upon payment of its charges and all other amounts payable to it hereunder, at the expense of the Issuers, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuers’ expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.  The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

Section 7.09.                          Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.10.                          Eligibility; Disqualification.  This Indenture shall always have a Trustee that satisfies the requirements of TIA Section 310(a)(1), (2) and (5) in every respect.  The Trustee shall have a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.  The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

Section 7.11.                          Preferential Collection of Claims Against the Issuers.  The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.

Section 7.12.                          Trustee’s Application for Instruction from the Issuers.  Any application by the Trustee for written instructions from the Issuers may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.  The Trustee shall not be liable for any action taken or omitted to be taken by the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuers actually receive such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Article 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.                          Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance.  The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes of a series upon compliance with the conditions set forth in this Article 8.

Section 8.02.                          Legal Defeasance and Discharge.  Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02 with respect to Notes of a series, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes of such series (including the Note Guarantees) on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of such series (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) through (d) below, and to have satisfied all of their other obligations under the Notes of such series, the Note Guarantees and this Indenture with respect to such series of Notes (and the Trustee, on written demand of and at the expense of the Issuers, shall execute such instruments reasonably requested by the Issuers acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)                                 the rights of Holders of Notes of such series issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest on the Notes of such series when such payments are due solely out of the trust referred to in Section 8.04 hereof;

(b)                                 the Issuers’ obligations with respect to the Notes of such series under Article 2 concerning issuing temporary Notes, registration of such Notes, mutilated,

destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(c)                                  the rights, powers, trusts, duties and immunities of the Trustee and the Issuers’ or Guarantors’ obligations in connection therewith; and

(d)                                 this Article 8 with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Section 8.02, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

Section 8.03.                          Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 with respect to Notes of a series, the Issuers and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Section 3.02, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.13, 3.17, 3.18 and Section 4.01 (except Section 4.01(a)(i) and (ii)) hereof with respect to the outstanding Notes of such series on and after the date of the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes of such series will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder.  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes of such series and the Note Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified in this Section 8.03, the remainder of this Indenture with respect to such series, the Notes of such series and the Note Guarantees will be unaffected thereby.  In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(a)(iii) (solely with respect to the defeased covenants listed above), 6.01(a)(iv), 6.01(a)(v) (with respect only to a Significant Subsidiary or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(vi) (with respect only to a Significant Subsidiary or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01(a)(vii) and 6.01(a)(viii) hereof shall not constitute Events of Default.

Section 8.04.                          Conditions to Legal or Covenant Defeasance.  In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(a)                                 the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars or U.S. Government Obligations or a combination thereof in such amounts as will be sufficient, without reinvestment, as confirmed by a letter from a nationally recognized firm of independent public accountants in the form of an agreed-upon procedures letter in its then customary form, to pay the principal of and premium, if any, and interest due on the Notes of such series issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Issuers must specify whether such Notes of the applicable series are being defeased to maturity or to a particular Redemption Date;

(b)                                 in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee, an Opinion of Counsel stating that, subject to customary assumptions and exclusions, (A) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the issuance of such Notes of the applicable series, there has been a change in the applicable U.S. federal income tax law, and in either case of clause (A) or (B) stating that, and based thereon such Opinion of Counsel shall confirm that the beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)                                  in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee, an Opinion of Counsel stating that, subject to customary assumptions and exclusions, the beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(d)                                 no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e)                                  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound;

(f)                                   the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Sections 546 and 547 of Title 11 of the United States Code, as amended;

(g)                                  the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuers; and

(h)                                 the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Section 8.05.                          Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.06 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes of a series will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agents) as the Trustee may determine, to the Holders of the Notes of such series of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes of such series.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06.                          Repayment to the Issuers.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or interest on, any Note of a series and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuers on their written request unless an abandoned property law designates another Person or (if then held by the Issuers) will be discharged from such trust; and the Holder of the Note of such series will thereafter be permitted to look only to the Issuers for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustees thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07.                          Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes of a series and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03  hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03  hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium or interest on, any Note of a series following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of the Notes of such series to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article 9
AMENDMENTS

Section 9.01.                          Without Consent of Holders.  Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Issuers, any Guarantor (with respect to its Note Guarantee or this Indenture), as applicable, and the Trustee may amend, supplement or modify this Indenture, any of the Notes of a series or Note Guarantees and the Issuers may direct the Trustee, and the Trustee shall, enter into an amendment to:

(a)                                 cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of Notes,” in the Offering Memorandum or reduce the minimum denomination of the Notes of such series;

(b)                                 provide for the assumption by a successor Person of the obligations of any Issuer or Guarantor under any such Note, Note Guarantee or this Indenture;

(c)                                  provide for uncertificated Notes in addition to or in place of certificated Notes;

(d)                                 add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuers or any Restricted Subsidiary;

(e)                                  make any change that does not adversely affect the rights of any Holder in any material respect;

(f)                                   at the Issuers’ election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, if such qualification is required;

(g)                                  make such provisions as necessary (as determined in good faith by the Issuers) for the issuance of Additional Notes of such series;

(h)                                 provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.07, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes of a series, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes of such series when such release, termination, discharge or retaking is provided for under this Indenture;

(i)                                     evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof; and

(j)                                    make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes of a series as permitted by this Indenture, including to facilitate the issuance and administration of such Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the U.S. Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect unless otherwise required by law.

Upon the request of the Issuers, and upon receipt by the Trustee of the documents described in Sections 9.05 and 12.04 hereof, the Trustee will join with the Issuers and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the Notes of a series, Note Guarantees or the Indenture with respect to such series of Notes effectuating any such amendment, supplement or modification, unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture, the Notes of a series, Note Guarantees, the Indenture with respect to such series of Notes or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the Notes of a series, Note Guarantees or the Indenture with respect to such series of Notes.

After an amendment or supplement under this Section 9.01 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.01.

Section 9.02.                          With Consent of Holders.  (a) Except as provided in this Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement the Notes Note Guarantees or this Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, with both series of Notes voting as a single class, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes, and, subject to Section 6.04 and Section 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Notes, Note Guarantees or the Indenture may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture, with both series of Notes voting as a single class, including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for such Notes; provided that in the event that such amendment, supplement, modification or consent only relates to a single series of Notes, only the consent of the Holders of a majority in principal amount of such series of Notes shall be required (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).  Section 2.08 hereof and Section 12.05 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuers, and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.05 and 12.04 hereof, the Trustee will join with the Issuers and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the Notes of a series, Note Guarantees or this Indenture with respect to a series of Notes unless such amended or supplemental indenture or amendment or supplement to the Notes of such series, Note Guarantees or this Indenture with respect to such series of Notes affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the Notes of such series, Note Guarantees or this Indenture with respect to such series of Notes.

(b)                                 Without the consent of each Holder of Notes of such series affected, an amendment, supplement or waiver may not, with respect to any Notes of such series issued hereunder and held by a non-consenting Holder:

(i)                                     reduce the principal amount of such Notes whose Holders must consent to an amendment;

(ii)                                  reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Sections 3.05 and 3.09);

(iii)                               reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control and Asset Dispositions);

(iv)                              reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.07 or Section 5.08, as applicable;

(v)                                 make any such Note payable in currency other than that stated in such Note;

(vi)                              impair the contractual right expressly set forth in this Indenture or the Notes of any Holder to receive payment of principal of and interest on such

Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(vii)                           waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes of such series by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(viii)                        make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.02.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.02 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

Section 9.03.                          Revocation and Effect of Consents and Waivers.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.03 or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.04.                          Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.  Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05.                          Trustee to Sign Amendments.  The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Sections 7.01 and 7.02 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuers or any Guarantor, as the case may be, in accordance with its terms.

Article 10
GUARANTEE

Section 10.01.                   Guarantee.  Subject to the provisions of this Article 10, each Guarantor hereby fully, unconditionally and irrevocably guarantees (the “Note Guarantees”), as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes of each series, fees, expenses, indemnities and all other Obligations and liabilities of the Issuers under this Indenture (including without limitation interest accruing after the filing of any petition or application in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.07) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuers or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuers; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.02, Article 8 or Article 11.  Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy, insolvency or reorganization of the Issuers or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition or application in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.01.

Section 10.02.                   Limitation on Liability; Termination, Release and Discharge.  (a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, not render the obligations of such Guarantor under its Note Guarantee subject to avoidance under applicable law as a fraudulent conveyance, fraudulent transfer or unjust preference, including under federal or state law and otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)                                 Any Note Guarantee of a Guarantor with respect to a series of Notes shall be automatically and unconditionally released and discharged upon:

(i)                                     in the case of any Guarantor other than Parent, a sale or other disposition (including by way of consolidation, merger or amalgamation) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor to any Person other than to a Company or a Restricted Subsidiary) and as otherwise permitted by this Indenture;

(ii)                                  in the case of any Guarantor other than Parent, the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(iii)                               defeasance or discharge of the Notes of such series, as provided in Article 8 or Article 11;

(iv)                              in the case of any Guarantor other than Parent, such Guarantor being released from all of (A) its obligations under its Guarantee of payment of any Indebtedness under the Credit Agreement or (B) in the case of a Note Guarantee made by a Guarantor as a result of its Guarantee of other Indebtedness of the Issuers or a Guarantor pursuant to Section 3.07, the relevant Indebtedness, except in the case of (A) or (B), a release as a result of the payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Guarantor under the Credit Agreement or any other Guarantee is so reinstated, such Note Guarantee shall also be reinstated); or

(v)                                 in the case of a Subsidiary Guarantor, upon the achievement of Investment Grade Status by the Notes of such series; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

Section 10.03.                   Right of Contribution.  Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuers or any other Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.03 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.04.                   No Subrogation.  Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuers on account of the Guaranteed Obligations are paid in full.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

Article 11
SATISFACTION AND DISCHARGE

Section 11.01.                   Satisfaction and Discharge.  This Indenture will be discharged and will cease to be of further effect as to all outstanding Notes of a series issued hereunder, when:

(a)                                 either:

(i)                                     all the Notes of such series that have been authenticated and delivered except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(ii)                                  all Notes of such series not theretofore delivered to the Trustee for cancellation (A) have become due and payable by reason of the making of a notice of redemption or otherwise or (B) will become due and payable at their Stated Maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers;

(b)                                 the Issuers have deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, money in U.S. dollars or U.S. Government Obligations, or a combination thereof, in an amount sufficient, without reinvestment, as confirmed by a letter from a nationally recognized firm of independent public accountants in the form of an agreed-upon procedures letter in its then customary form, to pay and discharge the entire indebtedness on the Notes of such series not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be;

(c)                                  no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(d)                                 the Issuers have paid or caused to be paid all other sums payable under this Indenture;

(e)                                  the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such notes issued hereunder at maturity or the Redemption Date, as the case may be; and

(f)                                   the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Article 11 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with clauses (a), (b), (c) and (d)).

Notwithstanding the satisfaction and discharge of this Indenture, the indemnification rights of the Trustee and the Issuers’ obligations with respect thereto, the rights of transfer or exchange of the Notes pursuant to Section 2.06 and, if money has been deposited with the Trustee pursuant to clause (b) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof, will survive.

Section 11.02.                   Application of Trust Money.  Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article 12
MISCELLANEOUS

Section 12.01.                   Notices.  Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuers or to any Guarantor:

Yum! Brands, Inc.

1900 Colonel Sanders Lane

Louisville, KY 40213

Attention:  Treasurer

in each case, with a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: John Berkery

if to the Trustee, at its Corporate Trust Office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle Street

Chicago, IL 60602

The Issuers or the Trustee by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuers or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).  Any notice or communication to the Trustee shall be deemed delivered upon actual receipt.

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

The Trustee shall have the right, but shall not be required, to rely upon and comply with notices, instructions, directions or other communications sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Issuers.  The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Issuers; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Issuers as a result of such reliance upon or compliance with such notices, instructions, directions or other communications.  The Issuers agree to assume all risks arising out of the use of such electronic methods to submit notices, instructions, directions or other communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.  The Issuers shall use all reasonable endeavors to ensure that any such notices, instructions, directions or other communications transmitted to the Trustee pursuant to this Indenture are complete and correct. Any such notices, instructions, directions or other communications shall be conclusively deemed to be valid instructions from the Issuers to the Trustee for the purposes of this Indenture.

Section 12.02.                   Communication by Holders with Other Holders.  Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 12.03.                   Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture or the Notes, such Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

(a)                                 an Officer’s Certificate (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture or the Notes relating to the proposed action have been complied with; and

(b)                                 an Opinion of Counsel (which shall include the statements set forth in Section 12.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 12.04.                   Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture or the Notes shall include:

(a)                                 a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                  a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)                                 a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 12.05.                   When Notes Disregarded.  In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by an Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 12.06.                   Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or at meetings of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 12.07.                   Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 12.08.                   Governing Law.  THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.09.                   Jurisdiction.  The Issuers and the Guarantors agree that any suit, action or proceeding against the Issuers or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  The Issuers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  The Issuers and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 12.10.                   Waivers of Jury Trial.  EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

Section 12.11.                   USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this Indenture agree that they will provide the Trustee with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 12.12.                   No Recourse Against Others.  No director, officer, employee, incorporator or shareholder of any of the Issuers, the Guarantors or any of their respective Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 12.13.                   Successors.  All agreements of the Issuers each Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.14.                   Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

Section 12.15.                   Table of Contents; Headings.  The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 12.16.                   Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.17.                   Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.18.                   Trust Indenture Act.  Other than for those sections of the TIA that are expressly referred to in this Indenture, this Indenture is not subject to or otherwise governed by the TIA.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

ISSUERS:

KFC HOLDING CO.

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

PIZZA HUT HOLDINGS, LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

TACO BELL OF AMERICA, LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

[Signature Page to the Indenture]

GUARANTORS:

YUM! BRANDS, INC.

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Vice President and Treasurer

YUM RESTAURANT SERVICES GROUP, LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

RESTAURANT CONCEPTS LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

TACO BELL CORP.

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

KFC CORPORATION

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

KFC US, LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

[Signature Page to the Indenture]

PIZZA HUT, LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

PIZZA HUT OF AMERICA, LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

KENTUCKY FRIED CHICKEN INTERNATIONAL HOLDINGS LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

YUM! RESTAURANTS INTERNATIONAL HOLDINGS LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

YUM! LUXEMBOURG INVESTMENTS LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

YUM! INTERNATIONAL PARTICIPATIONS LLC

By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Person

[Signature Page to the Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name: Julie Hoffman-Ramos
Title: Vice President

[Signature Page to the Indenture]

Exhibit A-1

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

[Restricted Notes Legend, if applicable]
[Global Note Legend, if applicable]
[Temporary Regulation S Legend, if applicable]

No. [ ]	Principal Amount $[ ] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto](1) CUSIP NO.

KFC HOLDING CO.
PIZZA HUT HOLDINGS, LLC

TACO BELL OF AMERICA, LLC

5.00% Senior Notes due 2024

KFC Holding Co., a Delaware corporation, Pizza Hut Holdings, LLC, a Delaware limited liability company, and Taco Bell of America, LLC, a Delaware limited liability company, jointly and severally, promise to pay to [•], or its registered assigns, the principal sum of U.S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on June 1, 2024.

Interest Payment Dates: June 1 and December 1, commencing on December 1, 2016(2)

Record Dates: May 15 and November 15

Additional provisions of this Note are set forth on the other side of this Note.

(1)                                 Insert in Global Notes only.

(2)                                 In the case of Notes issued on the Issue Date.

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IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

KFC HOLDING CO.

By:	/s/ [•]
Name: [•]
Title: [•]

PIZZA HUT HOLDINGS, LLC

By:	/s/ [•]
Name: [•]
Title: [•]

TACO BELL OF AMERICA, LLC

By:	/s/ [•]
Name: [•]
Title: [•]

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

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[FORM OF REVERSE SIDE OF NOTE]
KFC HOLDING CO.
PIZZA HUT HOLDINGS, LLC

TACO BELL OF AMERICA, LLC

5.00% Senior Notes due 2024

Except for the references to “Notes” and “Additional Notes” herein, which refer solely to the 5.00% Senior Notes due 2024, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture (as defined below).

1.                                      Interest

KFC Holding Co., a Delaware corporation, Pizza Hut Holdings, LLC, a Delaware limited liability company, and Taco Bell of America, LLC, a Delaware limited liability company, jointly and severally promise to pay interest on the principal amount of this Note at 5.00% per annum from June 16, 2016(3) until maturity.  The Issuers will pay interest semi-annually in arrears every June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be December 1, 2016.(4) The Issuers shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.  Each interest period will end on (but not include) the relevant Interest Payment Date.

2.                                      Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due.  Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding May 15 and November 15 at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.03 of the Indenture.  The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose

(3)  In the case of Notes issued on the Issue Date.

(4)  In the case of Notes issued on the Issue Date.

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pursuant to Section 2.03 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Holder entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the Holder, subject to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the Holder with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).  If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

3.                                      Paying Agent and Registrar

The Issuers initially appoint The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) as Registrar and Paying Agent for the Notes.  The Issuers may change any Registrar or Paying Agent without prior notice to the Holders.  Any Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.                                      Indenture

The Issuers issued the Notes, as well as an additional series of notes (the “2026 Notes”), under an Indenture dated as of June 16, 2016 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Guarantors party thereto and the Trustee.  The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to specified provisions of the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended (the “Act”).  Unless otherwise expressly made part of the Indenture by reference to such specified provisions, the Indenture is not subject to or qualified by the Act.  The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the specified provisions of the Act for a statement of those terms.  In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail.

5.                                      Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the

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terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

6.                                      Optional Redemption

(a)                                 At any time prior to June 1, 2019, the Issuers may redeem the Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)                                 At any time and from time to time prior to June 1, 2019, the Issuers may redeem Notes with the net cash proceeds received by the Issuers from any Equity Offering at a redemption price equal to 105.00% plus accrued and unpaid interest to the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes (including any Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately thereafter (excluding Notes held by the Companies or any of their Restricted Subsidiaries).  The Trustee shall select the Notes to be purchased in the manner described under Sections 5.01 through 5.06 of the Indenture.

(c)                                  Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(d)                                 Except pursuant to clauses (a), (b) and (c) of this paragraph 6, the Notes will not be redeemable at the Issuers’ option prior to June 1, 2019.

(e)                                  At any time and from time to time on or after June 1, 2019, the Issuers may redeem the Notes in whole or in part, at their option, upon not less than 30 nor more

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than 60 days’ notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 1 of the year indicated below:

Year	Percentage
2019	103.75%
2020	102.50%
2021	101.25%
2022 and thereafter	100.00%

(f)                                   Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)                                  Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.01 through 5.06 of the Indenture.

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuers may be required to offer to purchase Notes under Section 3.05 and Section 3.09 of the Indenture.  The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

7.                                      Repurchase Provisions

If a Change of Control occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all outstanding Notes pursuant to Section 5.07 of the Indenture, each Holder will have the right to require the Issuers to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Issuers may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Issuers’ option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.05 and in Article 5 of the Indenture.

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8.                                      Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

9.                                      Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.                               Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

11.                               Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture or the Notes may be amended, supplemented or otherwise modified or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes and the outstanding 2026 Notes together, voting as a single class; provided that in the event that such amendment, supplement, modification or consent only relates to either the Notes or the 2026 Notes, only the consent of the Holders of a majority in principal amount of either the Notes or the 2026 Notes, as applicable, shall be required.  Without notice to or the consent of any Holder, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes as provided in the Indenture.

12.                               Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of any Issuer) occurs and is continuing with respect to the Notes (or, if applicable, with respect to both the Notes and the 2026 Notes together), the Trustee by notice to the Issuers, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes affected (or, if applicable, the outstanding Notes affected and the outstanding 2026 Notes affected together), by written notice to the

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Issuers and the Trustee may declare the principal of, premium, if any, and accrued and unpaid interest, and any other monetary obligations on all the Notes (or, if applicable, all the Notes and all the 2026 Notes together), to be due and payable immediately.  Upon the effectiveness of such declaration, such principal, premium, interest and other monetary obligations will be due and payable immediately.  If a bankruptcy, insolvency or reorganization of any Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.  Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes (or, if applicable, a majority in principal amount of the outstanding Notes and outstanding 2026 Notes together), may rescind any such acceleration with respect to the Notes and its consequences.

13.                               Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee.  In addition, the Trustee shall be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest under Section 310(b) of the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

14.                               No Recourse Against Others

No director, officer, employee, incorporator or shareholder of any of the Issuers, the Guarantors or any of their respective Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

15.                               Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

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17.                               CUSIP and ISIN Numbers

The Issuers have caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18.                               Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.  Requests may be made to:

Yum! Brands, Inc.

1900 Colonel Sanders Lane

Louisville, KY 40213

Attention:  Treasurer

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date:	Your
Signature:

Signature
Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of an Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of an Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by an Issuer or any Affiliate of an Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)                                 ☐                                    acquired for the undersigned’s own account, without transfer; or

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(2)                                 ☐                                    transferred to any Issuer; or

(3)                                 ☐                                    transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)                                 ☐                                    transferred pursuant to an effective registration statement under the Securities Act; or

(5)                                 ☐                                    transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)                                 ☐                                    transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Issuers may require, prior to registering any such transfer of the Notes, in their sole discretion, such legal opinions, certifications and other information as the Issuers may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

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Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuers pursuant to Section 3.05 or 3.09 of the Indenture, check either box:

Section 3.05 ☐ Section 3.09 ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.05 or 3.09 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):

Date:	Your
Signature
(Sign exactly as your name appears on the other side of the Note)

Signature
Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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Exhibit A-2

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

[Restricted Notes Legend, if applicable]
[Global Note Legend, if applicable]
[Temporary Regulation S Legend, if applicable]

No. [ ]	Principal Amount $[ ] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto](5) CUSIP NO.

KFC HOLDING CO.
PIZZA HUT HOLDINGS, LLC

TACO BELL OF AMERICA, LLC

5.25% Senior Notes due 2026

KFC Holding Co., a Delaware corporation, Pizza Hut Holdings, LLC, a Delaware limited liability company, and Taco Bell of America, LLC, a Delaware limited liability company, jointly and severally, promise to pay to [•], or its registered assigns, the principal sum of U.S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on June 1, 2026.

Interest Payment Dates: June 1 and December 1, commencing on December 1, 2016(6)

Record Dates: May 15 and November 15

Additional provisions of this Note are set forth on the other side of this Note.

(5)                                 Insert in Global Notes only.

(6)                                 In the case of Notes issued on the Issue Date.

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IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

KFC HOLDING CO.

By:	/s/ [•]
Name: [•]
Title: [•]

PIZZA HUT HOLDINGS, LLC

By:	/s/ [•]
Name: [•]
Title: [•]

TACO BELL OF AMERICA, LLC

By:	/s/ [•]
Name: [•]
Title: [•]

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

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[FORM OF REVERSE SIDE OF NOTE]
KFC HOLDING CO.
PIZZA HUT HOLDINGS, LLC

TACO BELL OF AMERICA, LLC

5.25% Senior Notes due 2026

Except for the references to “Notes” and “Additional Notes” herein, which refer solely to the 5.25% Senior Notes due 2026, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture (as defined below).

1.                                      Interest

KFC Holding Co., a Delaware corporation, Pizza Hut Holdings, LLC, a Delaware limited liability company, and Taco Bell of America, LLC, a Delaware limited liability company, jointly and severally promise to pay interest on the principal amount of this Note at 5.25% per annum from June 16, 2016(7) until maturity.  The Issuers will pay interest semi-annually in arrears every June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be December 1, 2016.(8) The Issuers shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.  Each interest period will end on (but not include) the relevant Interest Payment Date.

2.                                      Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due.  Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding May 15 and November 15 at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.03 of the Indenture.  The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Issuers maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose

(7)  In the case of Notes issued on the Issue Date.

(8)  In the case of Notes issued on the Issue Date.

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pursuant to Section 2.03 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Holder entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the Holder, subject to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the Holder with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).  If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

3.                                      Paying Agent and Registrar

The Issuers initially appoint The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) as Registrar and Paying Agent for the Notes.  The Issuers may change any Registrar or Paying Agent without prior notice to the Holders.  Any Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.                                      Indenture

The Issuers issued the Notes, as well as an additional series of notes (the “2024 Notes”), under an Indenture dated as of June 16, 2016 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Guarantors party thereto and the Trustee.  The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to specified provisions of the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended (the “Act”).  Unless otherwise expressly made part of the Indenture by reference to such specified provisions, the Indenture is not subject to or qualified by the Act.  The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the specified provisions of the Act for a statement of those terms.  In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail.

5.                                      Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the

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terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

6.                                      Optional Redemption

(a)                                 At any time prior to June 1, 2021, the Issuers may redeem the Notes in whole or in part, at their option, upon not less than 30 nor more than 60 days’ prior notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)                                 At any time and from time to time prior to June 1, 2021, the Issuers may redeem Notes with the net cash proceeds received by the Issuers from any Equity Offering at a redemption price equal to 105.25% plus accrued and unpaid interest to the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the Notes (including any Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately thereafter (excluding Notes held by the Companies or any of their Restricted Subsidiaries).  The Trustee shall select the Notes to be purchased in the manner described under Sections 5.01 through 5.06 of the Indenture.

(c)                                  Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(d)                                 Except pursuant to clauses (a), (b) and (c) of this paragraph 6, the Notes will not be redeemable at the Issuers’ option prior to June 1, 2021.

(e)                                  At any time and from time to time on or after June 1, 2021, the Issuers may redeem the Notes in whole or in part, at their option, upon not less than 30 nor more

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than 60 days’ notice by electronic delivery or by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 1 of the year indicated below:

Year	Percentage
2021	102.625%
2022	101.750%
2023	101.875%
2023 and thereafter	100.000%

(f)                                   Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)                                  Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.01 through 5.06 of the Indenture.

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuers may be required to offer to purchase Notes under Section 3.05 and Section 3.09 of the Indenture.  The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

7.                                      Repurchase Provisions

If a Change of Control occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all outstanding Notes pursuant to Section 5.08 of the Indenture, each Holder will have the right to require the Issuers to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Issuers may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Issuers’ option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.05 and in Article 5 of the Indenture.

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8.                                      Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

9.                                      Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.                               Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

11.                               Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture or the Notes may be amended, supplemented or otherwise modified or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes and the outstanding 2024 Notes together, voting as a single class; provided that in the event that such amendment, supplement modification or consent only relates to either the Notes or the 2024 Notes, only the consent of the Holders of a majority in principal amount of either the Notes or the 2024 Notes, as applicable, shall be required.  Without notice to or the consent of any Holder, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes as provided in the Indenture.

12.                               Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of any Issuer) occurs and is continuing with respect to the Notes (or, if applicable, with respect to both the Notes and the 2024 Notes together), the Trustee by notice to the Issuers, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes affected (or, if applicable, the outstanding Notes affected and the outstanding 2024 Notes affected together), by written notice to the

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Issuers and the Trustee may declare the principal of, premium, if any, and accrued and unpaid interest, and any other monetary obligations on all the Notes (or, if applicable, all the Notes and all the 2024 Notes together), to be due and payable immediately.  Upon the effectiveness of such declaration, such principal, premium, interest and other monetary obligations will be due and payable immediately.  If a bankruptcy, insolvency or reorganization of any Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.  Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes (or, if applicable, a majority in principal amount of the outstanding Notes and outstanding 2024 Notes together), may rescind any such acceleration with respect to the Notes and its consequences.

13.                               Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee.  In addition, the Trustee shall be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest under Section 310(b) of the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

14.                               No Recourse Against Others

No director, officer, employee, incorporator or shareholder of any of the Issuers, the Guarantors or any of their respective Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

15.                               Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

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17.                               CUSIP and ISIN Numbers

The Issuers have caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18.                               Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.  Requests may be made to:

Yum! Brands, Inc.
1900 Colonel Sanders Lane
Louisville, KY 40213
Attention: Treasurer

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date:	Your
Signature:

Signature
Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of an Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of an Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by an Issuer or any Affiliate of an Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)                                 ☐                                    acquired for the undersigned’s own account, without transfer; or

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(2)                                 ☐                                    transferred to any Issuer; or

(3)                                 ☐                                    transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)                                 ☐                                    transferred pursuant to an effective registration statement under the Securities Act; or

(5)                                 ☐                                    transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)                                 ☐                                    transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Issuers may require, prior to registering any such transfer of the Notes, in their sole discretion, such legal opinions, certifications and other information as the Issuers may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

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Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuers pursuant to Section 3.05 or 3.09 of the Indenture, check either box:

Section 3.05 ☐ Section 3.09 ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.05 or 3.09 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):

Date:	Your
Signature
(Sign exactly as your name appears on the other side of the Note)

Signature
Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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Exhibit B

Form of Supplemental Indenture

SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [ ], 201[ ], by and among KFC Holding Co., a Delaware corporation, Pizza Hut Holdings, LLC, a Delaware limited liability company, Taco Bell of America, LLC, a Delaware limited liability company, as co-issuers (together, the “Issuers” and each, individually, an “Issuer”), the parties that are named as Guarantors on the signature pages hereto as existing guarantors (the “Existing Guarantors”), the parties that are signatories hereto as Guarantors (each a “Guaranteeing Subsidiary”) and The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuers, the Guarantors party thereto and the Trustee have heretofore executed and delivered an indenture dated as of June 16, 2016 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 5.00% Senior Notes due 2024 (the “2024 Notes”) and 5.25% Senior Notes due 2026 (the “2026 Notes” and, together with the 2024 Notes, the “Notes”) of the Issuers;

WHEREAS, the Indenture provides that each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis, all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”), each on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuers, any Guaranteeing Subsidiary and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

WHEREAS, the Issuers hereby request that the Trustee join with the Issuers, the Existing Guarantors and each Guaranteeing Subsidiary in the execution of this Supplemental Indenture, and the Issuers have provided the Trustee with an Officer’s Certificate authorizing the execution of and approving this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of the Notes as follows:

[Signature page to Supplemental Indenture]

ARTICLE 1
DEFINITIONS

Section 1.01.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2
AGREEMENT TO BE BOUND; GUARANTEE

Section 2.01.  Agreement to be Bound.  Each of the Guaranteeing Subsidiaries hereby agrees to become a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.02  Guarantee.  Each of the Guaranteeing Subsidiaries agrees, on a joint and several basis, to fully, unconditionally and irrevocably guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article 10 of the Indenture on a senior basis.

ARTICLE 3
MISCELLANEOUS

Section 3.01.  Notices.  All notices and other communications to the Guarantors shall be given as provided in the Indenture, at the address for the Guarantors set forth in the Indenture.

Section 3.02.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.03  Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.04.  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.05.  Benefits Acknowledged.  Each Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture.  Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

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Section 3.06.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.07.  The Trustee.  The Trustee shall not make any representation or warranty as to the validity, adequacy or sufficiency of this Supplemental Indenture or with respect to the recitals and statements contained herein, all of which recitals and statement are made solely by the other parties hereto and the Trustee assumes no responsibility for their correctness.

Section 3.08.  Counterparts.  The parties hereto may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

Section 3.09.  Execution and Delivery.  Each Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

Section 3.10.  Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING SUBSIDIARIES]
as a Guarantor

By:
Name:
Title:

Acknowledged by:

ISSUERS:

KFC HOLDING CO.

By:
Name:
Title:

PIZZA HUT HOLDINGS, LLC

By:
Name:
Title:

TACO BELL OF AMERICA, LLC

By:
Name:
Title:

EXISTING GUARANTORS:

YUM! BRANDS, INC.

By:
	Name:	William L. Gathof
	Title:	Vice President and Treasurer

[Signature page to Supplemental Indenture]

YUM RESTAURANT SERVICES GROUP, LLC

By:
	Name:	William L. Gathof
	Title:	Authorized Person

RESTAURANT CONCEPTS LLC

By:
	Name:	William L. Gathof
	Title:	Authorized Person

TACO BELL CORP.

By:
	Name:	William L. Gathof
	Title:	Authorized Person

KFC CORPORATION

By:
	Name:	William L. Gathof
	Title:	Authorized Person

KFC US, LLC

By:
	Name:	William L. Gathof
	Title:	Authorized Person

PIZZA HUT, LLC

By:
	Name:	William L. Gathof
	Title:	Authorized Person

[Signature page to Supplemental Indenture]

PIZZA HUT OF AMERICA, LLC

By:
	Name:	William L. Gathof
	Title:	Authorized Person

KENTUCKY FRIED CHICKEN INTERNATIONAL HOLDINGS LLC

By:
	Name:	William L. Gathof
	Title:	Authorized Person

YUM! RESTAURANTS INTERNATIONAL HOLDINGS LLC

By:
	Name:	William L. Gathof
	Title:	Authorized Person

YUM! LUXEMBOURG INVESTMENTS LLC

By:
	Name:	William L. Gathof
	Title:	Authorized Person

YUM! INTERNATIONAL PARTICIPATIONS LLC

By:
	Name:	William L. Gathof
	Title:	Authorized Person

[Signature page to Supplemental Indenture]

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

[Signature page to Supplemental Indenture]

Exhibit C

Form of Certificate to be Delivered Upon Termination of Restricted Period

[Date]

[•]
Fax: [•]
Attention: [•]

The Bank of New York Mellon Trust Company, N.A.,
as Trustee and Registrar
[•]
Fax No.: [•]
Attention: [•] Notes Administrator

with a copy to:

[•]

Attention: [•]

Facsimile: [•]

Re:                             KFC Holding Co., Pizza Hut Holdings, LLC, and Taco Bell of America, LLC, as co-issuers (together, the “Issuers” and each, individually, an “Issuer”).

[•]% Senior Notes due 20[•] (the “Notes”)

Ladies and Gentlemen:

This letter relates to Notes represented by a temporary global Note (the “Temporary Regulation S Global Note”).  Pursuant to Section 2.01 of the Indenture dated as of [•], 2016 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[ ] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended.  Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture.  We certify that we [are][are not] an Affiliate of an Issuer.

The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this letter have the meanings set forth in Regulation S.

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Very truly yours,

[Name of Transferor]

By:
Authorized Signature

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Exhibit D

Form of Certificate to be Delivered in Connection with
Transfers Pursuant to Regulation S

[Date]

[•]
Fax: [•]
Attention: [•]

The Bank of New York Mellon Trust Company, N.A.,
as Trustee and Registrar
[•]
Fax No.: [•]
Attention: [•] Notes Administrator

Re:                             KFC Holding Co., Pizza Hut Holdings, LLC, and Taco Bell of America, LLC, as co-issuers (together, the “Issuers” and each, individually, an “Issuer”).

[•]% Senior Notes due 20[•] (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[ ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)                                 the offer of the Notes was not made to a person in the United States;

(b)                                 either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)                                  no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)                                 the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto,

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we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of an Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of an Issuer.

The Trustee and the Issuers are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

D-2

EXHIBIT E

FORM OF NON-DISTURBANCE AGREEMENT

ACKNOWLEDGMENT AND WAIVER AGREEMENT

THIS ACKNOWLEDGEMENT AND WAIVER AGREEMENT, dated as of June 16, 2016 (as amended, restated, supplemented and otherwise modified from time to time, the “Agreement”), is made by The Bank of New York Mellon Trust Company, N.A., not in its individual capacity but solely in its capacity as trustee (the “Trustee”) under that certain Indenture, dated as of June 16, 2016 (the “Indenture”), among KFC Holding Co., Pizza Hut Holdings, LLC, and Taco Bell of America, LLC, as co-issuers (the “Co-Issuers”), the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, pursuant to which the Co-Issuers issued $1,050,000,000 aggregate principal amount of 5.00% Senior Notes due 2014 and $1,050,000,000 aggregate principal amount of 5.25% Senior Notes due 2016 (collectively, the “Notes”), and is acknowledged, agreed and consented to by Citibank, N.A., not in its individual capacity but solely in its capacity as trustee (the “Securitization Notes Trustee”) under that certain Base Indenture, dated as of May 11, 2016 (together with the Series Supplements thereto, and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Securitization Notes Indenture”), by and between Taco Bell Funding, LLC, a Delaware limited liability company, as issuer (the “Securitization Notes Issuer”), and Citibank, N.A., in its capacity as the Trustee and securities intermediary thereunder, pursuant to which the Securitization Notes Issuer issued $100,000,000 aggregate principal amount of Class A-1 Variable Funding Senior Notes due 2021, $800,000,000 aggregative principal amount of 3.822% Fixed Rate Senior Secured Class A-2-I Notes due 2020, $500,000,000 aggregative principal amount of 4.377% Fixed Rate Senior Secured Class A-2-II Notes due 2023 and $1,000,000,000 aggregative principal amount of 4.970% Fixed Rate Senior Secured Class A-2-III Notes due 2026 (collectively, the “Securitization Notes”).

R E C I T A L S

WHEREAS, Taco Bell Corp., a California corporation (“TBC” or the “Manager”), is a party to that certain Management Agreement, dated as of May 11, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”; capitalized terms used herein but not defined herein shall have the meanings given to them in the Management Agreement), among the Securitization Notes Issuer, the other Securitization Entities party thereto, the Manager and the Securitization Notes Trustee;

WHEREAS, pursuant to the terms of the Management Agreement, it is a condition to the incurrence of certain Indebtedness (including in the form of Guarantees) by the Manager that the creditors under and with respect to such Indebtedness (including in the form of Guarantees) execute a non-disturbance agreement with the Securitization Notes Trustee with respect to such Indebtedness, as directed by the Manager and in a form reasonably satisfactory to the Servicer and the Securitization Notes Trustee, that acknowledges the terms of the Securitization Transaction, including the bankruptcy remote status of the Securitization Entities and their assets and the proceeds thereof;

WHEREAS, the Manager intends to incur Indebtedness in the form of a Guarantee of the Notes pursuant to the Indenture and has requested that the Trustee, on behalf of the Holders (as defined in the Indenture) of the Notes, execute this Agreement in order to satisfy such condition; and

WHEREAS, the Trustee, on behalf of the Holders of the Notes, is willing, subject to the terms and conditions of this Agreement, to acknowledge the terms of the Securitization Transaction, including the bankruptcy remote status of the Securitization Entities and their assets and the proceeds thereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                         CERTAIN AGREEMENTS.  The Trustee, on behalf of each of the Holders of the Notes, covenants, agrees and acknowledges that:

(a)                                 Each of the Securitization Entities is intended to be a distinct legal entity separate from the Manager and each of its Subsidiaries (other than the Securitization Entities) (each of the Manager and any such Subsidiary, a “Parent Entity”).

(b)                                 It will not have any recourse to, or any Lien or claim on (whether legal, equitable or otherwise), the assets of any Securitization Entity or any Collateral for the purpose of repayment of the Notes.

(c)                                  Until one year and one day after the Securitization Notes are paid in full and the Securitization Notes Indenture is satisfied and discharged in accordance with its terms, it shall not at any time institute against, or file any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other similar proceedings under any United States federal or state bankruptcy or similar laws with respect to, the Securitization Entities (“Insolvency Proceedings”).

(d)                                 Until one year and one day after the Securitization Notes are paid in full and the Securitization Notes Indenture is satisfied and discharged in accordance with its terms, if any Insolvency Proceedings are commenced against the Securitization Entities or a special purpose entity which is owned by the Securitization Entities as part of the Securitization Transaction, it will not challenge the characterization of any transfer of assets (whether termed as a sale, contribution or other transfer) made in connection with the Securitization Transaction by or to any Securitization Entity as a “true sale” or contribution to capital.

(e)                                  Until one year and one day after the Securitization Notes are paid in full and the Securitization Notes Indenture is satisfied and discharged in accordance with its terms, if any Insolvency Proceedings are commenced against the Securitization Entities or a special purpose entity which is owned by the foregoing entities as part of the

Securitization Transaction, it will not at any time institute against or file any motion or other action seeking to consolidate the assets and liabilities of any Securitization Entity with those of any Parent Entity or any of its affiliates (other than a Securitization Entity); provided that the foregoing shall not (i) limit the rights of any party hereto to file any claim in or otherwise take any action, which is not otherwise specifically prohibited by this Agreement, with respect to any Insolvency Proceeding that was instituted against any Parent Entity, the Securitization Entities or a special purpose entity which is owned by or affiliated with any of the foregoing or (ii) require any party hereto to resist any legal process.

SECTION 2.                         EFFECTIVE DATE.  The provisions of this Agreement provided for herein shall be effective as of the date hereof.

SECTION 3.                         NO ADMISSION.  By agreeing to the terms of this Agreement, the Trustee, on behalf of the Holders of the Notes, agrees and acknowledges that any and all terms in this Agreement shall not constitute any admission or recognition on the part of any of the Parent Entities with respect to a Default or an Event of Default (each as defined in the Indenture), breach or violation of any term, condition, covenant or other provision of the Indenture or any other documents or agreements relating thereto.

SECTION 4.                         NOTICE MATTERS.  All notices, requests and other communications hereunder or in connection herewith shall be in writing (including facsimile communication) and shall be given to such party at the address or facsimile number of such party set forth on Exhibit A hereto or at such other address or facsimile number as such party may hereafter specify by written notice to the other parties hereto.  Each such notice, request or other communication shall be effective upon receipt.

SECTION 5.                         AUTHORIZATION; BINDING EFFECT; SURVIVAL.  Each party hereto confirms it is authorized to execute, deliver and perform this Agreement.  This Agreement shall be binding on all parties hereto and inure to the benefit of the Trustee, on behalf of the Holders of the Notes, and the Securitization Notes Trustee and their respective successors and assigns.

SECTION 6.                         ENTIRE AGREEMENT.  This Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements by the parties.  There are no unwritten oral agreements between the parties relating to the subject matter hereof.  This Agreement embodies the entire agreement between the parties hereto and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof.  To the extent there are any inconsistencies between this Agreement and the Indenture, the terms of this Agreement shall control.

SECTION 7.                         AMENDMENTS.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by a party hereto therefrom, shall in any event be effective unless the same shall be in writing and signed by the party to be charged, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure or delay on the part of a party hereto in exercising any power, right or remedy hereunder and no course of dealing between or among any of the parties shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other power, right or remedy hereunder.  The powers, rights and remedies herein expressly provided are cumulative and not exclusive of any powers, rights or remedies which a party hereto would otherwise have.

SECTION 8.                         GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)                                 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(1)                                 SUBMITS ITSELF AND ITS PROPERTY TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY OTHER FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF;

(2)                                 CONSENTS THAT ANY ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY OR ARISING FROM, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF, THIS AGREEMENT MAY BE BROUGHT IN SUCH COURTS;

(3)                                 WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; AND

(4)                                 AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(c)                                  EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH PARTY FURTHER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND AGREEMENTS MADE IN THIS SECTION 8.

SECTION 9.                         SEVERABILITY.  Any provision of this Agreement which is or becomes prohibited or unenforceable in any relevant jurisdiction shall not invalidate or impair the remaining provisions hereof, which shall be deemed severable from such prohibited or unenforceable provision, and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Should this Agreement fail to provide for any relevant matter, the validity, legality or enforceability of this Agreement shall not be affected.

SECTION 10.                  HEADINGS.  Captions and section headings are used in this Agreement for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

SECTION 11.                  COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.  For the purposes of this Section 11, the delivery of a facsimile copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement.

SECTION 12.                  THE TRUSTEE.  THE RIGHTS, PRIVILEGES, PROTECTIONS, IMMUNITIES AND BENEFITS GIVEN TO THE TRUSTEE UNDER THE INDENTURE BY THE HOLDERS, THE ISSUERS AND THE GUARANTORS, INCLUDING, WITHOUT LIMITATION, ITS RIGHTS TO BE INDEMNIFIED BY THE ISSUERS AND THE GUARANTORS, ARE EXTENDED TO, AND SHALL BE ENFORCEABLE BY, THE TRUSTEE AGAINST THE ISSUERS AND THE GUARANTORS IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE INCORPORATED HEREIN MUTATIS MUTANDIS.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Bank of New York Mellon Trust Company, N.A.,
as Trustee under the Indenture for and on behalf of the Holders of the Notes

By:
Name:
Title:

Acknowledged, Agreed to and Consented to by:

CITIBANK, N.A.,
not in its individual capacity but solely as Trustee
under the Securitization Notes Indenture.

By:
Name:
Title:

EXHIBIT A

Trustee

The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle Street

Chicago, IL 60602

Securitization Notes Trustee

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, NY 10013

Attention: Agency & Trust — Taco Bell Funding, LLC

SCHEDULE A

CHINA ENTITIES

Entity Name	Jurisdiction of Organization
Atto Primo (Shanghai) Co., Ltd.	China
Bai Sheng Restaurants China Holdings Limited	Hong Kong
Bai Sheng Restaurants (Hong Kong) Limited	Hong Kong
Baotou Little Sheep Jingchen Catering Co., Ltd.	China
Baotou Little Sheep Mutton Co., Ltd.	China
Baotou Little Sheep Shenhua Catering Company Limited	China
Baotou Yangwang Farming Company Limited	China
Beijing KFC Co., Ltd.	China
Beijing Pizza Hut Co., Ltd.	China
Beijing Yizhuang Little Sheep Catering Co., Ltd.	China
Beijing Zhichun Road Little Sheep Catering Co., Ltd.	China
Changsha Fuwang Catering Management Co., Ltd.	China
Changsha KFC Co., Ltd.	China
ChangSha Little Sheep Catering Administration Co., Ltd.	China
Changsha Yongao Catering Company Ltd.	China
China XiaoFeiYang Catering Chain Co., Ltd.	British Virgin Islands
Chongqing KFC Co., Ltd.	China
Dalian KFC Co., Ltd.	China
Dezhou Little Sheep Catering Co., Ltd.	China
Dongguan Humen Little Sheep Catering Company Limited	China
Dongguan KFC Co., Ltd.	China
East Dawning (Shanghai) Co., Ltd.	China
Foshan Little Sheep Catering Co., Ltd.	China
Foshan Mengjie Catering Company Limited	China
Fuzhou Cangshan Little Sheep Catering Co., Ltd.	China
Fuzhou Fuxing Little Sheep Catering Company Limited	China
Fuzhou Gulou Hualin Little Sheep Catering Co., Ltd.	China
Fuzhou Gulou Little Sheep Catering Company Limited	China
Fuzhou Taijiang Little Sheep Catering Co., Ltd.	China
Gansu Hongfu Little Sheep Catering Management Company Limited	China
Gansu Hongxi Little Sheep Catering Co., Ltd.	China
Gansu Hongxiang Little Sheep Catering Co., Ltd.	China
GanSu Little Sheep Catering Co., Ltd.	China
Guangzhou Little Sheep Corporation Consulting Management Co., Ltd.	China
Guangzhou Little Sheep Trading Company Limited	China
Guangzhou Xingwang Catering Co., Ltd. (f.k.a Guangzhou Hajie	China

Schedule A-1

Entity Name	Jurisdiction of Organization
Catering Co., Ltd.)
Guangzhou Yingfeng Yijing Catering Co., Ltd.	China
Guangzhou Yuansheng Catering Co., Ltd.	China
Hangzhou KFC Co., Ltd.	China
Hangzhou YongAo Catering Co. Ltd.	China
Hohhot Little Sheep Catering Co., Ltd.	China
HuanSheng Advertising (Shanghai) Company Limited	China
Huansheng Consulting (Wuhan) Co., Ltd.	China
Huizhou Yanfu Catering Management Co., Ltd.	China
Inner Mongolia Little Sheep Catering Chain Company Limited	China
Inner Mongolia Little Sheep Meat Company Limited	China
Inner Mongolia Little Sheep Seasoning Company Limited	China
Jiangmen Pengjiang Little Sheep Catering Co., Ltd.	China
Jiaozuo Little Sheep Catering Co., Ltd.	China
Jinan Zhaofei Little Sheep Catering Co., Ltd.	China
Jinjiang Little Sheep Catering Co., Ltd.	China
Kentucky Fried Chicken Global B.V.	Netherlands
Kunming Jinding Catering Co., Ltd.	China
Kunming KFC Co., Ltd.	China
Lanzhou KFC Co., Ltd.	China
Little Sheep Catering Company Limited, Yongding Road, Beijing City	China
Little Sheep Group Limited	Caymen Islands
Little Sheep Hong Kong Company Limited	Hong Kong
Little Sheep Hong Kong Holdings Company Limited	Hong Kong
Little Sheep Macau - Restaurant Chain of Stores Limited	Macau
Little Sheep MongKok Company Limited	Hong Kong
Little Sheep Tsim Sha Tsui Company Limited	Hong Kong
Little Sheep Tsuen Wan Company Limited	Hong Kong
Little Sheep Yuenlang Co., Ltd.	Hong Kong
Liuzhou Gubu Little Sheep Catering Co., Ltd.	China
LiuZhou Little Sheep Catering Co., Ltd.	China
Nanchang KFC Co., Ltd.	China
Nanchang Taoyuan Little Sheep Catering Management Co, Ltd.	China
Nanjing KFC Co., Ltd.	China
Nanjing Lucheng Little Sheep Catering Business Management Company Limited	China
Nanjing Mengle Little Sheep Catering Company Limited	China
Nanjing MengYuan Little Sheep Catering Co., Ltd.	China
NanJing XingMeng Little Sheep Catering Co., Ltd.	China
Nanning KFC Co., Ltd.	China
Nanning Little Sheep Catering Chain Company Limited	China
Nanning Ruyun Catering Co., Ltd.	China
NingBo JiangDong ShuGuang Little Sheep Catering Co., Ltd.	China

Entity Name	Jurisdiction of Organization
Ningbo Little Sheep Catering Company Limited	China
Qianan Fenghui Little Sheep Catering Co., Ltd.	China
Qingdao KFC Co., Ltd.	China
Shandong Little Sheep Hotel Management Company Limited	China
Shanghai Changning Little Sheep Catering Company Limited	China
Shanghai ChengShan Little Sheep Catering Co, Ltd.	China
Shanghai Fengnan Little Sheep Catering Co., Ltd.	China
Shanghai Gumei Little Sheep Catering Co., Ltd.	China
Shanghai Huijin Little Sheep Catering Co., Ltd.	China
Shanghai Jingan Little Sheep Catering Management Company Limited	China
Shanghai KFC Co., Ltd.	China
Shanghai Little Sheep Catering Company Limited	China
Shanghai Lujiabang Little Sheep Catering Company Limited	China
Shanghai Luyuan Little Sheep Catering Company Limited (fka Shanghai Chuangbao Shuangcheng Little Sheep Catering Company Limited)	China
Shanghai Pengpu Little Sheep Catering Company Limited	China
Shanghai Pizza Hut Co., Ltd.	China
Shanghai Pudong Little Sheep Catering Company Limited	China
Shanghai Putuo Little Sheep Catering Company Limited	China
Shanghai Qibao Little Sheep Catering Company Limited	China
Shanghai Qingpu Little Sheep Catering Management Company Limited	China
ShangHai WangYuan Little Sheep Catering Co., Ltd.	China
Shanghai Yangpu Little Sheep Catering Company Limited	China
Shanghai Zhenhua Little Sheep Catering Co., Ltd.	China
Shantou KFC Co., Ltd.	China
ShenYang MengXing Little Sheep Catering Co., Ltd.	China
Shenyang Minsheng Little Sheep Catering Company Limited	China
Shenyang Wangda Little Sheep Catering Co., Ltd.	China
Shenyang Xiangjiang Little Sheep Catering Company Limited	China
ShenYang YongAo Little Sheep Catering Co., Ltd.	China
Shenzhen Little Sheep Catering Chain Company Limited	China
Shenzhen Little Sheep Enterprise Company Limited	China
Shenzhen Tianjiao Catering Co., Ltd.	China
Shenzhen Xintu Catering Co., Ltd.	China
Shenzheng Huacai Catering Co., Ltd.	China
ShiShi Little Sheep Catering Co, Ltd.	China
Sunrise Investments Co., Ltd.	British Virgin Islands
Suzhou KFC Co., Ltd.	China
Taiyuan KFC Co., Ltd.	China
Tangshan Little Sheep Catering Co., Ltd.	China
Tianjin Fanyang little Sheep Catering Co., Ltd.	China

Entity Name	Jurisdiction of Organization
Tianjin Fuan Little Sheep Catering Co., Ltd.	China
Tianjin KFC Co., Ltd.	China
Wandle Investments Ltd.	Hong Kong
Wuhan Mengwang Catering Co., Ltd.	China
WuHan MengXiang Little Sheep Catering Co. Ltd.	China
WuHan YongAo Little Sheep Catering Co., Ltd.	China
Wuxi KFC Co., Ltd.	China
Xiamen KFC Co., Ltd.	China
Xiamen Lianqian Little Sheep Catering Co., Ltd.	China
Xiamen Shixin Little Sheep Catering Co., Ltd.	China
Xian Hepingmen Little Sheep Catering Co., Ltd.	China
Xian Hezong Little Sheep Catering Co., Ltd.	China
XiNing Little Sheep Catering Co., Ltd.	China
Xinjiang KFC Co., Ltd.	China
Xinxiang Hongqi Heping Little Sheep Catering Co., Ltd.	China
YIF US LLC	U.S. (DE)
Yinchuan Little Sheep Catering Company Limited	China
YRI Hong Kong I Limited	Hong Kong
YRI Hong Kong II Limited	Hong Kong
YRI Hong Kong IV Limited	Hong Kong
Yum! (Shanghai) Food Co., Ltd.	China
Yum! Asia Holdings Pte. Ltd.	Singapore
Yum! China Finance S.à r.l.	Luxembourg
Yum! China Finance S.à r.l. (US Branch)	U.S.
Yum! Franchise China IV S.à r.l.	Luxembourg
Yum! Franchise China IV S.à r.l. (US Branch)	U.S.
Yum! Franchise China Trust	China
Yum! Franchise China Trust I S.à r.l.	Luxembourg
Yum! Franchise China Trust II	China
Yum! Franchise China Trust III	China
Yum! Franchise China Trust III S.à r.l.	Luxembourg
Yum! Franchise China Trust III S.à r.l. (US Branch)	U.S.
Yum! Franchise China Trust IV	China
Yum! Global Investments I B.V.	Netherlands
Yum! Global Investments II B.V.	Netherlands
Yum! Global Investments III LLC	U.S. (DE)
Yum! Restaurants (Chengdu) Co., Ltd.	China
Yum! Restaurants (China) Investment Co., Ltd.	China
Yum! Restaurants (Fuzhou) Co., Ltd.	China
Yum! Restaurants (Guangdong) Co., Ltd.	China
Yum! Restaurants (Shenyang) Co., Ltd.	China
Yum! Restaurants (Shenzhen) Co. Ltd.	China
Yum! Restaurants (Wuhan) Co., Ltd.	China
Yum! Restaurants (Xian) Co., Ltd.	China

Entity Name	Jurisdiction of Organization
Yum! Restaurants Consulting (Shanghai) Co. Ltd. (Nanchang City Branch)	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd.	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd. (Shanghai Branch)	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd. (Xian Branch)	China
Yum! Restaurants International S.a.r.l.	Luxembourg
Yum! Restaurants International S.a.r.l. (U.S. Branch)	U.S.
Zhengzhou Hezong Little Sheep Catering Co., Ltd.	China
Zhengzhou Hongzhuan Little Sheep Catering Co., Ltd.	China
Zhengzhou KFC Co., Ltd.	China
Zhongshan Little Sheep Catering Co., Ltd.	China

SCHEDULE B

CHINA ENTITIES DESIGNATED AS UNRESTRICTED SUBSIDIARIES ON THE ISSUE DATE

Entity Name	Jurisdiction of Organization
Atto Primo (Shanghai) Co., Ltd.	China
Bai Sheng Restaurants (Hong Kong) Limited	Hong Kong
Baotou Little Sheep Jingchen Catering Co., Ltd.	China
Baotou Little Sheep Shenhua Catering Company Limited	China
Beijing KFC Co., Ltd.	China
Beijing Pizza Hut Co., Ltd.	China
Beijing Yizhuang Little Sheep Catering Co., Ltd.	China
Beijing Zhichun Road Little Sheep Catering Co., Ltd.	China
Changsha Fuwang Catering Management Co., Ltd.	China
Changsha KFC Co., Ltd.	China
ChangSha Little Sheep Catering Administration Co., Ltd.	China
Changsha Yongao Catering Company Ltd.	China
China XiaoFeiYang Catering Chain Co., Ltd.	British Virgin Islands
Chongqing KFC Co., Ltd.	China
Dalian KFC Co., Ltd.	China
Dezhou Little Sheep Catering Co., Ltd.	China
Dongguan Humen Little Sheep Catering Company Limited	China
Dongguan KFC Co., Ltd.	China

Schedule B-1

Entity Name	Jurisdiction of Organization
East Dawning (Shanghai) Co., Ltd.	China
Foshan Little Sheep Catering Co., Ltd.	China
Foshan Mengjie Catering Company Limited	China
Fuzhou Cangshan Little Sheep Catering Co., Ltd.	China
Fuzhou Fuxing Little Sheep Catering Company Limited	China
Fuzhou Gulou Hualin Little Sheep Catering Co., Ltd.	China
Fuzhou Gulou Little Sheep Catering Company Limited	China
Fuzhou Taijiang Little Sheep Catering Co., Ltd.	China
Gansu Hongfu Little Sheep Catering Management Company Limited	China
Gansu Hongxi Little Sheep Catering Co., Ltd.	China
Gansu Hongxiang Little Sheep Catering Co., Ltd.	China
GanSu Little Sheep Catering Co., Ltd.	China
Guangzhou Little Sheep Corporation Consulting Management Co., Ltd.	China
Guangzhou Little Sheep Trading Company Limited	China
Guangzhou Xingwang Catering Co., Ltd. (f.k.a Guangzhou Hajie Catering Co., Ltd.)	China
Guangzhou Yingfeng Yijing Catering Co., Ltd.	China
Guangzhou Yuansheng Catering Co., Ltd.	China
Hangzhou KFC Co., Ltd.	China
Hangzhou YongAo Catering Co. Ltd.	China
Hohhot Little Sheep Catering Co., Ltd.	China
HuanSheng Advertising (Shanghai) Company Limited	China

Schedule B-2

Entity Name	Jurisdiction of Organization
Huansheng Consulting (Wuhan) Co., Ltd.	China
Huizhou Yanfu Catering Management Co., Ltd.	China
Inner Mongolia Little Sheep Catering Chain Company Limited	China
Inner Mongolia Little Sheep Seasoning Company Limited	China
Jiangmen Pengjiang Little Sheep Catering Co., Ltd.	China
Jiaozuo Little Sheep Catering Co., Ltd.	China
Jinan Zhaofei Little Sheep Catering Co., Ltd.	China
Jinjiang Little Sheep Catering Co., Ltd.	China
Kunming Jinding Catering Co., Ltd.	China
Kunming KFC Co., Ltd.	China
Lanzhou KFC Co., Ltd.	China
Little Sheep Catering Company Limited, Yongding Road, Beijing City	China
Little Sheep Group Limited	Caymen Islands
Little Sheep Hong Kong Company Limited	Hong Kong
Little Sheep Hong Kong Holdings Company Limited	Hong Kong
Little Sheep Macau - Restaurant Chain of Stores Limited	Macau
Little Sheep MongKok Company Limited	Hong Kong
Little Sheep Tsim Sha Tsui Company Limited	Hong Kong
Little Sheep Tsuen Wan Company Limited	Hong Kong
Little Sheep Yuenlang Co., Ltd.	Hong Kong
Liuzhou Gubu Little Sheep Catering Co., Ltd.	China
LiuZhou Little Sheep Catering Co., Ltd.	China

Schedule B-3

Entity Name	Jurisdiction of Organization
Nanchang KFC Co., Ltd.	China
Nanchang Taoyuan Little Sheep Catering Management Co, Ltd.	China
Nanjing KFC Co., Ltd.	China
Nanjing Lucheng Little Sheep Catering Business Management Company Limited	China
Nanjing Mengle Little Sheep Catering Company Limited	China
Nanjing MengYuan Little Sheep Catering Co., Ltd.	China
NanJing XingMeng Little Sheep Catering Co.., Ltd.	China
Nanning KFC Co., Ltd.	China
Nanning Little Sheep Catering Chain Company Limited	China
Nanning Ruyun Catering Co., Ltd.	China
NingBo JiangDong ShuGuang Little Sheep Catering Co., Ltd.	China
Ningbo Little Sheep Catering Company Limited	China
Qianan Fenghui Little Sheep Catering Co., Ltd.	China
Qingdao KFC Co., Ltd.	China
Shandong Little Sheep Hotel Management Company Limited	China
Shanghai Changning Little Sheep Catering Company Limited	China
Shanghai ChengShan Little Sheep Catering Co, Ltd.	China
Shanghai Fengnan Little Sheep Catering Co., Ltd.	China
Shanghai Gumei Little Sheep Catering Co., Ltd.	China
Shanghai Huijin Little Sheep Catering Co., Ltd.	China

Schedule B-4

Entity Name	Jurisdiction of Organization
Shanghai Jingan Little Sheep Catering Management Company Limited	China
Shanghai KFC Co., Ltd.	China
Shanghai Little Sheep Catering Company Limited	China
Shanghai Lujiabang Little Sheep Catering Company Limited	China
Shanghai Luyuan Little Sheep Catering Company Limited (fka Shanghai Chuangbao Shuangcheng Little Sheep Catering Company Limited)	China
Shanghai Pengpu Little Sheep Catering Company Limited	China
Shanghai Pizza Hut Co., Ltd.	China
Shanghai Pudong Little Sheep Catering Company Limited	China
Shanghai Putuo Little Sheep Catering Company Limited	China
Shanghai Qibao Little Sheep Catering Company Limited	China
Shanghai Qingpu Little Sheep Catering Management Company Limited	China
ShangHai WangYuan Little Sheep Catering Co., Ltd.	China
Shanghai Yangpu Little Sheep Catering Company Limited	China
Shanghai Zhenhua Little Sheep Catering Co., Ltd.	China
Shantou KFC Co., Ltd.	China
ShenYang MengXing Little Sheep Catering Co., Ltd.	China
Shenyang Minsheng Little Sheep Catering Company Limited	China
Shenyang Wangda Little Sheep Catering Co., Ltd.	China
Shenyang Xiangjiang Little Sheep Catering Company Limited	China

Schedule B-5

Entity Name	Jurisdiction of Organization
ShenYang YongAo Little Sheep Catering Co., Ltd.	China
Shenzhen Little Sheep Catering Chain Company Limited	China
Shenzhen Little Sheep Enterprise Company Limited	China
Shenzhen Tianjiao Catering Co., Ltd.	China
Shenzhen Xintu Catering Co., Ltd.	China
Shenzheng Huacai Catering Co., Ltd.	China
ShiShi Little Sheep Catering Co, Ltd.	China
Sunrise Investments Co., Ltd.	British Virgin Islands
Suzhou KFC Co., Ltd.	China
Taiyuan KFC Co., Ltd.	China
Tangshan Little Sheep Catering Co., Ltd.	China
Tianjin Fanyang little Sheep Catering Co., Ltd.	China
Tianjin Fuan Little Sheep Catering Co., Ltd.	China
Tianjin KFC Co., Ltd.	China
Wuhan Mengwang Catering Co., Ltd.	China
WuHan MengXiang Little Sheep Catering Co. Ltd.	China
WuHan YongAo Little Sheep Catering Co., Ltd.	China
Wuxi KFC Co., Ltd.	China
Xiamen KFC Co., Ltd.	China
Xiamen Lianqian Little Sheep Catering Co., Ltd.	China
Xiamen Shixin Little Sheep Catering Co., Ltd.	China
Xian Hepingmen Little Sheep Catering Co., Ltd.	China
Xian Hezong Little Sheep Catering Co., Ltd.	China

Schedule B-6

Entity Name	Jurisdiction of Organization
XiNing Little Sheep Catering Co., Ltd.	China
Xinjiang KFC Co., Ltd.	China
Xinxiang Hongqi Heping Little Sheep Catering Co., Ltd.	China
Yinchuan Little Sheep Catering Company Limited	China
YRI Hong Kong II Limited	Hong Kong
Yum! (Shanghai) Food Co., Ltd.	China
Yum! Asia Holdings Pte. Ltd.	Singapore
Yum! China Finance S.à r.l. (US Branch)	U.S.
Yum! Franchise China IV S.à r.l.	Luxembourg
Yum! Franchise China IV S.à r.l. (US Branch)	U.S.
Yum! Franchise China Trust III	China
Yum! Franchise China Trust III S.à r.l.	Luxembourg
Yum! Franchise China Trust III S.à r.l. (US Branch)	U.S.
Yum! Restaurants (Chengdu) Co., Ltd.	China
Yum! Restaurants (China) Investment Co., Ltd.	China
Yum! Restaurants (Fuzhou) Co., Ltd.	China
Yum! Restaurants (Guangdong) Co., Ltd.	China
Yum! Restaurants (Shenyang) Co., Ltd.	China
Yum! Restaurants (Shenzhen) Co. Ltd.	China
Yum! Restaurants (Wuhan) Co., Ltd.	China
Yum! Restaurants (Xian) Co., Ltd.	China
Yum! Restaurants Consulting (Shanghai) Co. Ltd. (Nanchang City Branch)	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd.	China

Schedule B-7

Entity Name	Jurisdiction of Organization
Yum! Restaurants Consulting (Shanghai) Co., Ltd. (Shanghai Branch)	China
Yum! Restaurants Consulting (Shanghai) Co., Ltd. (Xian Branch)	China
Yum! Restaurants International S.a.r.l. (U.S. Branch)	U.S.
Zhengzhou Hezong Little Sheep Catering Co., Ltd.	China
Zhengzhou Hongzhuan Little Sheep Catering Co., Ltd.	China
Zhengzhou KFC Co., Ltd.	China
Zhongshan Little Sheep Catering Co., Ltd.	China

Schedule B-8